UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(C) of the

Securities Exchange Act of 1934

(Amendment No.)

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EXP WORLD HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on June 5, 2019

To the stockholders of eXp World Holdings, Inc:

The Annual Meeting of stockholders of eXp World Holdings, Inc. (the “Company”) will be held at 1:00 p.m., Eastern Time, on June 5, 2019, at Rosen Shingle Creek, 9939 Universal Blvd, Orlando, FL 32819, to consider the following proposals:

1.

To elect the Board’s  seven nominees for directors, each to serve until the next annual meeting or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	To ratify the appointment of Deloitte & Touche, LLP as our independent auditors for the fiscal year ending December 31, 2019;
3.	To conduct an advisory vote on the frequency of say on pay votes;
4.	To conduct an advisory vote to approve our executive compensation;
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 23, 2019, are entitled to vote at the meeting and at any adjournment thereof. Persons will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 23, 2019, the record date for voting. The following pages provide additional details about the meeting as well as other useful information.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, you may vote your shares at the meeting.

Sincerely,

/s/ James Bramble
Bellingham, WA	James Bramble
May 3, 2019	General Counsel

EXP WORLD HOLDINGS INC

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

INFORMATION STATEMENT

Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

and Regulation 14C and Schedule 14C thereunder

Information About the Annual Meeting

This Information Statement is being furnished by EXP WORLD HOLDINGS, Inc. (“eXp,” “we,” “us,” “our,” or the “Company”) for use at the Annual Meeting of stockholders to be held at 1:00 p.m., Eastern, on June 5, 2019, at Rosen Shingle Creek, 9939 Universal Blvd, Orlando, FL 32819, and at any adjournment or postponement thereof (the “Annual Meeting”). This Information Statement is being furnished to the Company’s stockholders on or about April 29, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, you may vote your shares at the Annual Meeting.

Outstanding Securities and Quorum

Only shareholders of record of our common stock, par value $0.01 per share, at the close of business on April 23, 2019, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had share of 61,142,091 of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Glenn Sanford, our Chairman, Chief Executive Officer, Treasurer, Secretary, and Director beneficially owns approximately 36% of our outstanding common stock as of March 31, 2019. Penny Sanford, one of our stockholders, beneficially owns approximately 27% of our outstanding common stock as of March 31, 2019. In December 2017 Mr. Sanford and Ms. Sanford filed a Schedule 13D with the Securities and Exchange Commission (“SEC”) indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford and Ms. Sanford collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. Mr. Sanford and Ms. Sanford intend to vote in favor of each of the proposals to be voted on at the Annual Meeting.

Attending the Annual Meeting and Directions to the Annual Meeting

Only stockholders as of the record date are entitled to attend the Annual Meeting in person.

Natural Persons. If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date, such as an account or brokerage statement showing stock ownership as of the record date.

Entities. If you are the representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that the entity has authorized you to act as its representative at the Annual Meeting, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date. Each entity that owns common stock of the Company may appoint only one representative to attend on its behalf.

Non-Stockholders.    If you are not a shareholder and are not the representative of an entity that owns common stock of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a shareholder. To gain entry, you must present a government-issued photo identification and either a valid proxy from a shareholder of record authorizing you to vote the shareholder’s shares or, if you are a proxy holder for a street name shareholder, a valid legal proxy from the record holder or the bank, brokerage firm, or other nominee that holds shares on behalf of the street name shareholder. Only one proxy holder may attend on behalf of a shareholder.

You can find directions to, and supplemental information about, the Annual Meeting at www.expworldholdings.com under the “Investor Relations” tab. Cameras, recording devices, and other electronic devices are prohibited at the meeting.

Matters to be Voted on at the Annual Meeting

The following proposals will be voted on at the Annual Meeting:

Proposal 1 - The election of the Board’s  seven nominees for director, each to serve until the next annual meeting or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal;

Proposal 2 - To ratify the appointment of Deloitte & Touche, LLP as our independent auditors for the fiscal year ending December 31, 2019;

Proposal 3 - To conduct an advisory vote on the frequency of say on pay votes; and

Proposal 4 - To conduct an advisory vote to approve our executive compensation.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting. As of the date of this Information Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting.

Voting Standards

For Proposal 1, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. Proposals 3 and 4 are advisory votes and not binding on us, but the Board will consider the outcome of the votes on those proposals when considering future executive compensation decisions.

Abstentions and broker nonvotes will have no effect on the outcome of the director elections in Proposal 1. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the shareholder’s behalf. For Proposals 2 through 4, abstentions are not counted as affirmative votes, but are counted as present at the Annual Meeting and entitled to vote, and broker nonvotes, if any, will have no effect on the outcome of Proposals 2 through 4.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board, based on the recommendation of the Corporate Governance Committee, has proposed that the following seven nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The authorized number of directors of the Company is currently set at eleven. Richard Miller, a current director, has decided to not stand for reelection and will no longer serve as a director, effective as of the Annual Meeting. If all seven nominees are elected by our stockholders at the Annual Meeting, the Board may eliminate the vacancy created by Mr. Miller’s retirement by reducing the authorized number of directors to seven after the Annual Meeting.

Name	Position	Age	Date First Elected or Appointed
Glenn Sanford	Chairman, Chief Executive Officer, Treasurer, Secretary, and Director	52	March 13, 2013
Jason Gesing	Executive Vice President, Business Development and Director	45	September 27, 2014
Eugene Frederick	Director	63	April 7, 2016
Randall Miles	Director	62	July 20, 2016
Darren Jacklin	Director	46	May 22, 2014
Susan Truax	Director	53	August 9, 2017
Dan Cahir	Director	36	November 29, 2018

Recommendation

THE BOARD OR DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Glenn Sanford, our Chairman, Chief Executive Officer, Treasurer, Secretary, and Director beneficially owns approximately 36% of our outstanding common stock as of March 31, 2019. Penny Sanford, one of our stockholders, beneficially owns approximately 27% of our outstanding common stock as of March 31, 2019. In December 2017 Mr. Sanford and Ms. Sanford filed a Schedule 13D with the SEC indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford and Ms. Sanford collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. Mr. Sanford and Ms. Sanford are expected to vote for each director nominee.

Director Nominee’s Biographical and Related Information

Glenn Sanford has served as our Chief Executive Officer and Director since March 13, 2013.  Since 2002, Mr. Sanford has been actively involved in the online real estate space.  In early 2007, Mr. Sanford launched eXp Realty, LLC and grew the Company to three offices and into two states.  After the decline in the real estate market in 2008, Mr. Sanford and his executive team rewrote the entire business model to reduce costs and provide consumers with more information and access than ever before.  In October 2009, eXp Realty International, Inc. was launched as the first truly cloud-based national real estate brokerage which meant giving up the traditional brink and mortar environment and moving to a fully-immersive 3D virtual office environment where agents, brokers and staff collaborate across borders while learning and transacting business form anywhere in the world. Since that time eXp World Holdings, Inc. has quickly grown throughout the United States and Canada.

Prior to joining the Company Mr. Sanford ran a large mega-agent team and consulted to Keller Williams International as a member of the Agent Technology Council in the areas of online client acquisition, client conversion and technology. Mr. Sanford was also a significant contributor to Keller Williams Internet Lead Generation Masterminds.  Prior to real estate, Mr. Sanford was active at the executive level with a number of technology-related companies. In 1998, Mr. Sanford founded and served as President for eShippers.com, an online e-commerce and logistics company.

The Board believes that Mr. Sanford is qualified to serve on our board of directors because of his business and management experience.

Jason Gesing joined the Company in March 2010 and was appointed Chief Business Development Officer in September 2012, a position he held until June 2014. From June 2014 through September 2016, Mr. Gesing served as the Corporation’s President.  And from September 2016 through August 2018, Mr. Gesing served as Chief Executive Officer of our Real Estate Brokerage Division. Mr. Gesing currently serves as Executive Vice President, Business Development.  With over a decade of experience in real estate in various capacities, Mr. Gesing holds broker’s license in Massachusetts.

Mr. Gesing has been practicing law at Gesing Law Offices, LLP since 2009, and was an attorney with Murphy, Hesse, Toomey & Lehane, LLP in Boston, MA from 2002 to 2010. In his capacity as a lawyer, he obtained a broad base of experience in corporate, municipal, real estate, compliance, health care, construction, litigation, and administrative law, and advising clients on day to day issues and managing crises. He has acted in a variety of roles and undertaken a variety of matters including: corporate counsel; municipal counsel; hospital counsel; leasing, licensing and contract negotiation; governance and compliance; appearances before administrative hearing officers and state judges; defense of management in unfair labor practice charges; collective bargaining; internal investigations; and, owner representative in construction matters.

Mr. Gesing obtained a Bachelor of Arts (Magna Cum Laude) in 1996 from Syracuse University, and a Juris Doctor in 2002 from Boston College Law School. He is licensed to practice law in Massachusetts and New Hampshire.

The Board believes that Mr. Gesing is qualified to serve on our board of directors because of his business and legal experience.

Eugene Frederick has served as a director of the Company since April 2016 and joined the Company as an agent in April 2015. For over a decade prior to joining the Company, Mr. Frederick served in various management capacities at Keller Williams Realty. Mr. Frederick spent much of this time recruiting other top-producing real estate agents in the states of Virginia and Texas. Prior to joining the Keller Williams management team in the mid-nineties, Mr. Frederick was one of the top-producing real estate agents in the State of Texas beginning in the late eighties.  Earlier in his career, in the mid-eighties, Mr. Frederick served as Controller for Texas Instruments before leaving the corporate world for real estate.

The Board believes that Mr. Frederick is qualified to serve on our board of directors because of his extensive experience in residential real estate and his leadership ability, particularly in managing growth.

Randall Miles has served as an independent director of the Company since July 2016 and was appointed Vice-Chairman on January 20, 2018. For over 25 years Mr. Miles has held senior leadership positions in global financial services, financial technology and investment banking companies.  His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and capital structure needs has crossed many disciplines. Mr. Miles transactional and advisory experience is complemented by leadership of public and private equity backed financial technology, specialty finance and software companies that have included Chairman and CEO at LIONMTS where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp. and CEO of Advantage Funding / NAFCO Holdings which grew to in excess of $1 billion.

Mr. Miles is Managing Partner at SCM Capital Group, a global strategic and capital structure advisory firm, where he has served beginning in 2003.  Mr. Miles also serves as head of investment banking for Tigress Financial Partners LLC. Previously, he served as a Managing Director at Riparian Partners, a division of Oppenheimer & Co., Inc. as Senior Managing Director, Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer& Co., D.A. Davidson and & Co., The First Boston Corporation (Credit Suisse) Meridian Capital and Greenwich Capital Markets. Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of Kuity, Corp. and Posiba, Inc. as Vice Chairman and Chairman respectively.

Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

The Board believes that Mr. Miles is well qualified to serve on the Company’s board of directors because of his extensive background in investment banking and financial services.

Darren Jacklin has served as an independent director of the Company since May 22, 2014. For over 24 years, Darren Jacklin has traveled four continents and over 48 countries mentoring entrepreneurs and business owners on specific and measurable strategies that they can consistently use to increase their income, transform their obstacles into cash flow and turn their passion into profits.

His extraordinary ability to increase wealth and success by uncovering hidden assets, overlooked opportunities and undervalued possibilities has captured the attention of Tiger 21, The Wall Street Journal, Yahoo Finance, NBC TV, CBS TV, Global TV international radio stations, magazines and newspapers, movie producers, best-selling authors, CEO’s and business experts worldwide.

Darren has personally trained over 150 Fortune 500 companies such as Microsoft, AT&T, Black & Decker, Barclays Bank, as well as high school, college, university students and professional athletes and has connected with people in more than 126 countries.

We believe Mr. Jacklin is qualified to serve on our board of directors because of his business experience and venture capital background.

Susan (Suzy) Truax brings to the Board 15 years of experience in the real estate industry. Since March 2017, she has served as the Chief Executive Officer and Founder of The Smart Move Realty Group, a brokerage powered by eXp Realty. From April 2016 to March 2017, Ms. Truax served as Chief Executive Officer of Keller Williams Realty in San Carlos, California, and from November 2015 to May 2016, she served as Productivity Coach and a real estate professional with Keller Williams Realty in San Francisco, California. From September 2014 to November 2015, Ms. Truax served as a real estate professional with Alain Pinel Realtors in the San Francisco Bay Area. From May 2013 to September 2014, she served as a Realtor with Berkshire Hathaway and Fox & Roach Realtors in Blue Bell, Pennsylvania and Cape May County, New Jersey. Previously, from February 2011 to December 2012, she served as Vice President and Realtor with Coldwell Banker Realty Corp. Associates. Ms. Truax is a licensed Realtor in the San Francisco Bay Area, Greater Philadelphia, South New Jersey and Florida.

The Board believes that Ms. Truax is well qualified to serve on our Board because of her experience as both a realtor and having management roles in various brokerages across the United States, in addition to her role on eXp’s Agent Advisory Council.

Dan Cahir was appointed as an independent director of the Company on November 29, 2018. Mr. Cahir has more than 10 years of experience managing public and private equity investments across a variety of industries. Currently, Mr. Cahir serves as the Chief Executive Officer and Chief Investment Officer of Amherst Ave Capital, positions he has held since June 2018.

From June 2013 to June 2018, Mr. Cahir served as a portfolio manager at Long Light Capital, managing a public equity portfolio and evaluating venture capital and private equity investments and allocations to external fund managers.  From September 2011 to April 2013, Mr. Cahir was a member of the investment team at Ziff Brothers Investments, a private investment firm. From August 2007 to September 2009, Mr. Cahir was a member of the investment team at Madrone Capital Partners where he led the analysis on venture capital, private equity and public equity investments.

Mr. Cahir began his career in September 2005 with Bain & Co., where he advised Fortune 500 and private equity clients on M&A, growth and efficiency initiatives until June 2007.

Mr. Cahir completed his studies and earned his Bachelor of Arts Degree in Economics in 2005, graduating with the summa cum laude distinction from Claremont McKenna College and completed his studies and earned a Master of Business Administration from Harvard Business School in 2011.

The Board believes that Mr. Cahir is qualified to serve on our board of directors because of his extensive experience in managing equity portfolios and well as advising Fortune 500 clients on M&A, growth and cost-cutting strategies.

Corporate Governance

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for the control and direction of the Company. The Board represents the stockholders and its primary purpose is to build long-term shareholder value. Our Chairman of the Board is our Chief Executive Officer, Glenn Sanford. The Board believes that this leadership structure is appropriate given Mr. Sanford’s role in founding eXp World Holdings, Inc. and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

Controlled Company Exemption

Glenn Sanford beneficially owns approximately 36% of our outstanding common stock as of December 31, 2018. Penny Sanford beneficially owns approximately 27% of our outstanding common stock as of December 31, 2018. In December 2017 Mr. Sanford and Ms. Sanford filed a Schedule 13D with the SEC indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. As a result of this concentration, we are a “controlled company” within the meaning of NASDAQ’s corporate governance standards. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, including the requirements that we have a majority of independent directors on our board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors.

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his background, employment and affiliation, including family relationships, that Mr. Miles, Mr. Jacklin and Mr. Cahir are independent directors, as “independence” is defined by the listing standards of NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. There are no family relationships among any of our directors and director nominees or executive officers.

Board Meetings and Committees

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances are required. There was a total of five Board meetings during fiscal year ending 2018. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and committees on which they served occurring during this period. Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance Committee.

The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year. The members of our Audit Committee consist entirely of independent directors.

.

Director	Independent	Compensation Committee	Audit Committee	Corporate Governance Committee
Glenn Sanford		Chair		X
Richard Miller (1)	X	X	X	Chair
Randall Miles	X	X	Chair	X
Darren Jacklin (2)	X		X	X
Susan Truax		X
Dan Cahir	X		X
Eugene Frederick
Jason Gesing

(1)	Mr. Miller has decided to not stand for reelection and will no longer serve as a director, effective as of the Annual Meeting.
(2)	Effective April 22, 2019 Darren Jacklin was reappointed to the Audit Committee.

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

The Audit Committee

The purposes of the Audit Committee include reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm, monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, reviewing the adequacy and effectiveness of our internal control policies and procedures, and discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results.

The Audit Committee currently consists of Mr. Miles, Mr. Cahir, Mr. Miller and Mr. Jacklin, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Effective April 23, 2019, Mr. Jacklin has been reappointed to the Audit Committee. Following the Annual Meeting, the Audit Committee will consist of Mr. Miles Mr. Cahir, and Mr. Jacklin. Our Board of Directors has determined that Mr. Miles qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Audit Committee has a written charter available at www.expworldholdings.com under the “Governance” tab.

The Compensation Committee

The purpose of the Compensation Committee includes overseeing our compensation policies, plans, and benefit programs, reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and any other benefits, compensation, or arrangements, and administering our equity compensation plans.

The Compensation Committee currently consists of Mr. Sanford, Mr. Miles Ms. Truax, and Mr. Miller. Following the Annual Meeting, the Compensation Committee will consist of Mr. Sanford, Mr. Miles and Ms. Truax.

Mr. Miles is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanford serves as the Chairman of the Compensation Committee.

The Compensation Committee has a written charter available at www.expworldholdings.com under the “Governance” tab.

The Corporate Governance Committee

The purposes of the Corporate Governance Committee include overseeing and evaluating the Board’s performance and the Company’s compliance with corporate governance regulations, guidelines and principles and selecting, or recommending to our Board of Directors for selection, individuals to stand for election as directors.

The Corporate Governance Committee currently consists of Mr. Sanford, Mr. Miller and Mr. Miles. Following the Annual Meeting, the Compensation Committee will consist of Mr. Sanford and Mr. Miles. Mr. Miles is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Upon Mr. Miller’s departure from the board the Company will appoint a new director to  serve as the Chairman of the Corporate Governance Committee.

The Corporate Governance Committee has a written charter available at www.expworldholdings.com under the “Governance” tab.

Nomination Committee

Our Corporate Governance Committee serves the function of a nominating committee of the Board.

Director Nominations

In making its selection of director candidates, the Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Corporate Governance Committee identifies and evaluates nominees for our Board of Directors based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board of Directors.

Code of Ethics

The Company adopted a Code of Ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. The Company has made the Code of Ethics available on its website at https://expworldholdings.com/code-of-business-conduct-and-ethics/

Certain Relationships and Related Party Transactions

As of fiscal year ended 2018, except for the revenue sharing payments made to our named executive officers as disclosed in “Executive Compensation – Compensation of Named Executive Officers” and to certain of our directors as disclosed in “Proposal 1 – Election of Directors – Compensation of Directors,” we did not have any transactions with a related person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who owned more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company on Forms 3, 4 and 5 with the SEC. Reporting Persons were required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they filed.

Based solely on review of reports received by the Company or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2018, all Reporting Persons complied with all applicable Section 16(a) filing except Mr. Cahir, Mr. Jacklin, Ms. Truax, Mr. Whiteside, Mr. Petronis and Mr. Bramble filed late Form 3 reports. Ms. Coleman, who is no longer employed by the Company, did not file a Form 3 report. Additionally, late Form 4 reports were filed by Mr. Cahir on December 11, 2018; Mr. Jacklin on August 16, 2018; Mr. Miles on June 15, 2018; Mr. Miller on August 6, 2018; Ms. Truax on August 30, 2018; Mr. Sanford on August 31, 2018; and Mr. Whiteside on November 19, 2018.

Stockholder Communications to the Board

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:

c/o Secretary

EXP WORLD HOLDINGS, INC.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially receive and process communications before forwarding them to the addressee. All communications from stockholders will be promptly forwarded to the addressee(s).

Approval of Related Party Transactions

Each Director and Executive Officer shall promptly notify the General Counsel of any material interest that such person or an Immediate Family Member of such person had, has or may have in a Related Party Transaction.  The notice shall include a description of the transaction and the aggregate dollar amount.

In determining whether to approve, ratify, disapprove or reject a Related Party Transaction, the Board and its Committees shall take into account, among other factors it deems appropriate, whether the Related Party Transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances.

Compensation of Directors

During the year-ended December 31, 2018, Darren Jacklin and Eugene Frederick were compensated $2,000 per month for directorship actives which was paid in common stock. Mr. Jacklin also received $24,000 in director fess. Richard Miller and Randall Miles each received $75,000 as compensation for directorship activities. Neither Susan Truax or Eugene Frederick received director fees in 2018, however both received revenue sharing. Ms. Truax received $37,299 in revenue sharing and Mr. Frederick received $2.5 million in revenue sharing. Ms. Truax also received $233,430 in commissions, while Mr. Frederick also received $11 million in stock awards. Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of duties as a Board member.

In addition to director fees, certain directors are awarded stock options. In 2016, we agreed to compensate each of Mr. Miles and Mr. Miller for their board services with an award of stock options to purchase 1,350,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the grant date, with such shares vesting over a three-year period in equal monthly installments. In 2017, Susan Truax was awarded 15,000 of stock options, which are all exercisable as of December 31, 2018. In 2018, Dan Cahir was awarded 100,000 worth of stock options that vest over 36 months.

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who was not also an executive officer, who served on our Board during fiscal year 2018:

Name	Fees Earned or Paid in Cash		Option Awards (1)		Stock Awards (2)		All Other Compensation (3)		Total
Richard Miller(4)		$75,000	$		$		$		$75,000
Randall Miles (5)		$75,000	$		$		$		$75,000
Darren Jacklin		$24,000	$			$24,108	$		$48,108
Dan Cahir (6)		$16,688		$963,273	$		$		$979,961
Susan Truax (7) (9)	$		$		$			$270,729	$270,729
Eugene Frederick (8)	$		$			$11,036,872		$2,575,290	$13,612,162

(1)	The dollar amounts shown represent the aggregate grant date fair value of common stock awards granted, determined in accordance with U.S. GAAP, but not what has fully vested as of December 31, 2018.

(2)

The dollar amounts shown represent the grant date fair value of stock awards granted, with the fair value determined at the date of grant in accordance with U.S. GAAP, based on the closing price of our common stock on the applicable grant date.

(3)	Consists of revenue sharing earned and commissions paid for period presented.

(4)

As of December 31, 2018,  Mr. Miller had 1,285,000 unexercised option awards, which includes 350,000 options under a personal contract between Mr. Miller and Ms. Sanford. Mr. Miller has decided to not stand for reelection and will no longer serve as a director, effective as of the Annual Meeting.

(5)	As of December 31, 2018, Mr. Miles had 1,247,701 unexercised option awards, which includes 350,000 options under a contract between Mr. Miles and Ms. Sanford.

(6)	As of December 31, 2018, Mr. Cahir had 100,000 unexercised option awards.
(7)

Information about the compensation earned by or awarded to Ms. Truax was inadvertently omitted from the Director Compensation Table included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Ms. Truax was awarded $37,299 in revenue sharing and $233,430 in commission in 2018. Ms. Truax was awarded no director fees in 2018. In 2017 she was awarded a 15,000 stock option with a fair value of $106,021 as of fiscal year end 2018. As of December 31, 2018, Ms. Truax had 15,000 unexercised option awards.

(8)

Information about the compensation earned by or awarded to Mr. Frederick was inadvertently omitted from the Director Compensation Table included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Mr. Frederick was awarded $2,575,290 in revenue sharing, and $22,542 in director fees paid in common stock in 2018. Mr. Frederick also received $11,014,330 worth of stock awards for fiscal year 2018.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS

Under the rules and regulations of the SEC and NASDAQ, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Deloitte & Touche, LLP (“Deloitte”) to serve as independent auditors for the fiscal year ending December 31, 2019. The Audit Committee considered a number of factors in determining whether to engage Deloitte as the Company’s independent registered public accounting firm, the firm’s professional qualifications and resources, the firm’s commitment to performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board of Directors and the Audit Committee believe that the retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will evaluate the shareholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2019 fiscal year. In addition, if stockholders ratify the selection of Deloitte as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Auditors

Effective March 31, 2019, the Company appointed Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Company’s decision to replace BDO USA, LLP (“BDO”) with Deloitte was approved by the Audit Committee and the Board of Directors of the Company.

BDO was engaged as the Company’s independent registered public accounting firm on February 3, 2017. BDO’s report on the consolidated financial statements for the fiscal year ended December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. BDO’s report on the Company’s internal control over financial reporting, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) did express an adverse opinion on the Company’s control environment and monitoring and control activities for the fiscal year ended December 31, 2018.

During the period of BDO’s engagement, including through March 27, 2019, (i) there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such years, and (ii) there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except as follows:

Material Weaknesses

As previously disclosed in our Annual Report on Form 10‑K for fiscal year end 2018, the Company did not properly design or maintain effective controls over the control environment and monitoring components which contributed to material weaknesses at the control activity level. The failures within these COSO components contributed to the following material weaknesses at the control activity level for the 2018 fiscal year:

•

As previously disclosed in our Annual Report on Form 10‑K for fiscal year end 2018, the Company did not have effective business processes and controls as well as resources with adequate training and support to conduct an effective review of manual reconciliations.

Remediation

As previously disclosed in our Annual Report on Form 10‑K for fiscal year end 2018, these material weaknesses are in the process of being remediated or have been remediated through implementation of new controls:

•

As previously disclosed in our Annual Report on Form 10‑K for fiscal year end 2018, to address the material weaknesses described above, our management is currently in the process of undertaking a re-design of the control workflows within our software and systems for processing high-volume transactions.

•

As previously disclosed in our Quarterly Report on Form 10‑Q for the quarter ended September 30, 2018, the Company’s internal controls failed to identify the mathematical error contained in the foreign currency translation calculation in the statement of cash flows of our foreign subsidiary that are incorporated in the consolidated financial statements.

•

As previously disclosed in our Annual Report on Form 10‑K for fiscal year end 2017, the Company’s internal controls failed to properly recognize and measure the fair value of equity and equity-linked awards issued to employees and non-employees.

•

As previously disclosed in our Annual Report on Form 10‑K for fiscal year end 2017, the Company’s internal controls failed to identify the need to consider certain areas of U.S. GAAP applicable to the classification of certain agent fees. Our agent fees are no longer classified as revenue, rather they are offset against commission and other agent related costs.

During the fiscal years ended December 31, 2017 and 2018 and during any subsequent interim period preceding the date of engagement, neither the Company, nor anyone acting on its behalf, consulted with Deloitte regarding:

•

the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s financial statements, and no written report was provided to the Company nor was oral advice rendered that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

•	any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K.).

Disclosures required by Item 304(a)(1) with respect to financial statements for the fiscal year ended December 31, 2018 are contained in the Company’s Annual Report on Form 10‑K filed by the Company on March 18, 2019.

Representatives of Deloitte are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders. Representatives of BDO, our former independent auditors are not expected to attend the Annual Meeting.

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10‑Q. The aggregate audit fees we were billed by our former independent auditors, BDO, were $785,000 and $490,000 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports. We did not receive audit related services and have no audit related fees for the fiscal years ended December 31, 2018 and December 31, 2017.

Tax Fees

Tax fees are for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities. We do not expect to receive tax services from Deloitte for the fiscal year December 31, 2019 and there were no tax services provided from our former independent auditors, BDO.

All Other Fees

All other fees consist of fees for products and services other than the services reported above. We do not expect to receive other services from Deloitte for the fiscal year December 31, 2019 and there were no other services provided from our former independent auditors, BDO.

Pre-Approval Policies and Procedures

All services provided by our independent registered accountants are pre-approved by the Audit Committee. The Audit Committee is presented, for approval, a description of the Audit-related, Tax and Other services expected to be performed by the independent registered accountants during the fiscal year. The Audit Committee determined that all services provided by our independent registered accountants during the fiscal year ended December 31, 2018 were compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors meeting the applicable requirements of the NASDAQ rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2018 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with BDO, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Randall Miles

Richard Miller

Dan Cahir

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference at least once every six years regarding how frequently we would hold a non-binding advisory vote on executive compensation. We are asking our stockholders to indicate whether they would prefer as advisory vote every one, two or three years. Stockholders may also abstain from casting a vote.

We are providing our stockholders with the opportunity to vote, on an advisory basis, on the frequency with which we include the say-on-pay proposal as a voting item at our Annual Meetings, or in future proxy statements, if applicable. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years.

After careful consideration of this proposal, the board of directors determined that an advisory vote on executive compensation that occurs every year is the most appropriate frequency for us and therefore recommends a vote for a one-year interval for future advisory voting on executive compensation. Our board of directors believes that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy and objectives every year.

The vote on the frequency of future say-on-pay votes is advisory, and therefore not binding on us, our board of directors, or our Compensation Committee. Our board of directors and Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote when considering how frequently we should conduct an advisory vote on executive compensation.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE “ONE YEAR” FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

PROPOSAL 4—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this Information Statement. Our executive compensation programs are designed to support our long-term success. The Compensation Committee has structured our executive compensation program to tie total compensation to long-term shareholder value, as reflected primarily in our stock price.

This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS INFORMATION STATEMENT.

EXECUTIVE COMPENSATION

Business Experience of our Executive Officers

The following is a brief description of the business experience and education of each director and executive officer during at least the past five years, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out. The description of the business experience and education of our executive officers that are also director nominees is set out above under Proposal 1.

Jeff Whiteside joined the Company as its Chief Financial Officer and Chief Collaboration Officer on November 1, 2018.  Mr. Whiteside has more than 30 years of experience in global finance and operational leadership including executive positions at General Electric, Pitney Bowes, and RM Sotheby’s Auctions. Additionally, Mr. Whiteside held the positions of Chief Financial Officer and Chief Operating Officer at three software and technology companies. Mr. Whiteside has extensive international experience from living and working in Asia, Australia, Europe, and Canada.

Recently, Mr. Whiteside founded and served as the Auction Director at Saratoga Auto Museum from November 2016 through October 2018, Chief Operating Officer of Saratoga Juice Bar, LLC from January 2015 through November 2016, Chief Operating Officer and Chief Financial Officer at RM Sotheby’s Auctions in 2014 and 2015, and Vice President and Group Financial Officer at Pitney Bowes from 2008 through 2013.

Mr. Whiteside works closely with eXp World Holdings, Inc. CEO, Glenn Sanford and leads finance, business development, new ventures, international markets and investor relations.

Mr. Whiteside is a graduate of Rensselaer Polytechnic, obtaining both his B.S. (with an emphasis in Managerial Economics) and M.B.A. in 1986.

Alan Goldman joined the Company as its Chief Financial Officer on March 16, 2016, a position held until November 2018. Mr. Goldman currently serves as Chief Accounting Officer.

Prior to his employment with the Company, Mr. Goldman served as a partner at Ingenium Accounting Associates, a PCAOB registered firm, from February 2013 to March 2016. While at Ingenium, he was responsible for both attest and non-attest engagements primarily with public issuers, many of whom are in the real estate industry.

Prior to Ingenium, Mr. Goldman worked as an auditor for Excelsis Accounting (formerly known as Mark Bailey and Company) from May 2011 to February 2013. Prior to joining Excelsis, Mr. Goldman served as the Controller for Pacific West Companies, a vertically integrated multi-family developer. During his tenure of four years with Pacific West, the group was recognized as a top condominium developer.

Mr. Goldman earned a Bachelor of Business Administration, with an emphasis in Finance, from the University of Georgia. He is also licensed as a Certified Public Accountant in the state of Nevada.

Compensation of Named Executive Officers

The following table sets forth information regarding compensation paid to our principal executive officer and principal financial officer, our president and certain other officers for services for the fiscal years ended 2018 and 2017.

.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3) (4)		Total
		($)	($)	($)	($)		($)	($)	($)		($)
Glenn Sanford	2018	87,155	0	0	0		0	0	1,018,614	(6)	1,105,769
Chief Executive Officer and Chairman of the Board	2017	488,880	0	6,008	0		0	0	284,307	(7)	779,195
Jason Gesing,	2018	150,000	0	84,585	0		0	0	342,639	(6)	577,224
Director and Executive Vice President, Business Development	2017	202,238	58,000	66,179	0		0	0	99,523	(8)	425,940
Jeff Whiteside,	2018	33,125	36,000	0	2,638,017	(5)	0	0	0		2,707,142
Chief Financial Officer	2017	0	0	0	0		0	0	0		0

(1)

Amounts in this column represent stock awards issued to the individuals noted, with the fair value determined at the date of grant in accordance with U.S. GAAP based on the closing price of our common stock on the applicable grant date. See Note 9, Stockholders’ Equity of the Company’s annual report on Form 10-K, for the assumptions used in determining the grant date fair value of stock awards. Director compensation as part of stock awards for Glenn Sanford amounted to $6,008 in 2017. Director compensation as part of stock awards for Jason Gesing amounted to $84,585 and $66,179in 2018 and 2017, respectively.

(2)

Amounts in this column represent option awards issued to the individuals noted, based on the fair value determined at the date of grant in accordance with U.S. GAAP. See Note 9, Stockholders’ Equity of the Company’s annual report on Form 10-K, for the assumptions used in determining the grant date fair value of option awards.

(3)

The value of privileges and other personal benefits, perquisites and property for the officers that do not exceed the lesser of $10,000 or 10% of the total of the annual salary and bonus is not reported herein.

(4)	Consists of revenue sharing earned..
(5)	The dollar amount shown represents the aggregate grant date fair value of common stock awards granted, determined in accordance with U.S. GAAP, but not what was fully vested as of December 31, 2018.
(6)

Information about the compensation earned by or awarded to Mr. Sanford and Mr. Gesing was inadvertently overstated by $642,323 and $246,147, respectively from the Director Compensation Table included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The correct 2018 compensation amounts are recorded in the table above.

(7)

For the year ended December 31, 2017, $439,380 in commissions earned was included in all other compensation.  In the current period, this amount has been excluded from all other compensation and included in salary in the table above for the 2017 disclosure.

(8)

For the year ended December 31, 2017, $56,133 in commissions earned was included in all other compensation.  In the current period, this amount has been excluded from all other compensation and included in salary in the table above for the 2017 disclosure.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options and stock grants at the discretion of our board of directors.

Mr. Sanford and Mr. Gesing are participants in the Company’s revenue share plan and would continue to receive those benefits similar to all other agents and brokers of eXp Realty on a long-term basis. Any revenue share bonuses that are paid to officers and directors would discontinue at the point they are no longer in an executive position with the Company, however revenue share benefits based on their position in the revenue share system would continue as would be consistent with the revenue share plan.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

The Company does not have any agreements or plans in place for the named executive officers that would provide additional compensation in connection with a resignation, retirement or other termination or a change in control.

Outstanding Equity Awards as of December 31, 2018

Option Awards

The following table summarizes certain information regarding outstanding equity awards granted to our named executive officers.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Glenn Sanford, Chief Executive Officer and Chairman of the Board	1,617,000	—	—	$0.13	10/1/2022
Jeff Whiteside, Chief Financial Officer	—	250,000	—	$11.65	11/1/2028

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plan as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,570,491	5.02	5,417,869
Equity compensation plans not approved by security holders	—	—	—
Total	12,570,491	5.02	5,417,869

2013 Stock Option Plan

On September 27, 2013, we adopted a stock option plan. The purpose of the stock option plan is to retain the services of valued key employees, directors, officers and consultants and to encourage such persons with an increased initiative to make contributions to our company. Under the stock option plan, eligible employees, consultants and certain other persons who are not eligible employees, may receive awards of “non–qualified stock options”. Individuals, who, at the time of the option grant, are employees of our company or any related company (as defined in the stock option plan) who are subject to tax in the United States may receive “incentive stock options,” and non–U.S. residents may receive awards of “non-qualified stock options”. The number of shares of our common stock issuable under the plan is 10,000,000. As of March 31, 2019, there were stock options to purchase an aggregate of 5,843,642 shares of our common stock outstanding with 4,156,358 shares available for future issuances. We do not expect to grant future option awards under the 2013 stock option plan.

2015 Equity Incentive Plan

On March 12, 2015, we adopted an equity incentive plan which was subsequently amended on October 29, 2017. The purpose of the equity incentive plan is to retain the services of valued key employees, directors, officers and consultants and to encourage commitment and motivate excellent performance. Our employees, consultants and directors are eligible to participate in the 2015 Equity Incentive Plan as determined by the Board. The following equity awards may be granted under the equity incentive plan: “incentive stock options”, “non-qualified stock options,” shares of restricted stock, restricted stock units and other stock-based awards; provided, that “incentive stock options” may be granted only to employees. The number of shares of our common stock issuable under the plan is 21,000,000. As of March 31, 2019, there were stock options to purchase an aggregate of 19,834,769 shares of our common stock outstanding with 1,165,231 available for future issuances.

Beneficial Ownership of Shares

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2019 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own our common stock, (ii) each executive officer and (iii) all directors and executive officers as a group, for whom compensation information is given in the Summary Compensation Table. As of March 31, 2019, we had 61,142,091 shares of common stock outstanding. The address of each beneficial owner listed below is 2219 Rimland Drive, Suite 301 Bellingham, WA 98226.

	Amount and Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)
More than 5% stockholders:
Penny Sanford	16,279,325		26.63%

Directors and named executive officers:
Glenn Sanford	22,641,144	(3)	36.08%
Jason Gesing	1,940,011	(4)	3.11%
Jeff Whiteside	31,325	(5)	0.05%
Alan Goldman	450,001	(6)	0.73%
Eugene Frederick	1,569,823	(7)	2.57%
Richard Miller	1,188,000	(8)	1.91%
Randall Miles	1,120,661	(9)	1.80%
Darren Jacklin	77,763		0.13%
Susan Truax	18,092	(10)	0.03%
Dan Cahir	16,667	(11)	0.03%
All executive officers and directors as a group (10 persons)	29,053,487		43.57%

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

Percentage of ownership is based on 61,142,091 shares of our common stock issued and outstanding as of March 31, 2019. Common stock subject to options or warrants exercisable within 60 days of March 31, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)

Includes 21,024,144 shares of our common stock including 300,000 shares of our common stock pledged as collateral to secure a line of credit and stock options to acquire 1,617,000 shares of our common stock exercisable within 60 days of March 31, 2019.

(4)	Includes 765,880 of shares of our common stock and stock options to acquire 1,174,131 shares of our common stock exercisable within 60 days of March 31, 2019.
(5)	Includes 75 shares of our common stock and stock options to acquire 31,250 shares of our common stock only exercisable within 60 days of March 10, 2019.
(6)	Includes 75,001shares of our common stock and stock options to acquire 375,000 shares of our common stock exercisable within 60 days of March 31, 2019.
(7)	Includes 797,566 shares of our common stock pledged as collateral. Also includes 11,070 shares of our common stock held by Mr. Frederick’s spouse.
(8)

Consists of stock options to acquire shares of our common stock only exercisable within 60 days of March 31, 2019. Mr. Miller has decided to not stand for reelection and will no longer serve as a director, effective as of the Annual Meeting.

(9)	Consists of stock options to acquire shares of our common stock only exercisable within 60 days of March 31, 2019.
(10)	Includes 1,187 shares of our common stock and stock options to acquire 16,905 shares of our common stock exercisable within 60 days of March 31, 2019.
(11)	Consists of stock options to acquire shares of our common stock only exercisable within 60 days of March 31, 2019.

ADDITIONAL INFORMATION

Householding of Materials

If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and information statement, or Notice of Internet Availability of Information Statement, as applicable, from each company whose stock is held in such accounts. This practice is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate, you were deemed to have consented to it.

If you would like to revoke your consent to receiving materials on a per household basis and in the future receive your own set of materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact eXp World Holdings, Inc by mail at 2219 Rimland Drive, Suite 301, Bellingham, Washington 98226, or by calling (360) 865‑4206, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent will be effective 30 days following its receipt.

Stockholder Proposals For Next Year’s Annual Meeting

To be considered for inclusion at next year’s annual meeting, and/or in any proxy or information statements related thereto, your proposal must be submitted in writing to our Secretary at 2219 Rimland Drive, Suite 301 Bellingham, WA 98226. To be timely, a stockholder’s notice shall be delivered to the Secretary not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Availability of Form 10-K

We have filed our Annual Report on Form 10‑K for the year ended December 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10‑K. All requests should be directed to our Secretary at 2219 Rimland Drive, Suite 301 Bellingham, WA 98226. The Company’s consolidated financial statements and certain other information found in the Form 10-K are included in our Annual Report to Stockholders attached hereto as Appendix A.

APPENDIX A

EXP WORLD HOLDINGS, INC 2018 ANNUAL REPORT TO STOCKHOLDERS

BUSINESS OVERVIEW AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion should be read together with our consolidated financial statements and related notes included elsewhere within this report and with our Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019. The Management’s Discussion and Analysis of Financial Conditions and Results of Operations contain forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements..

OVERVIEW

Our Company

eXp World Holdings, Inc., (the “Company”, “eXp”, “we”, “us”, “our”), is a holding company with our main operating division being a cloud-based international residential real estate brokerage (“eXp Realty”), the largest single owned residential real estate brokerage by geography in North America. We operate across the United States and in the provinces of Alberta, Ontario and British Columbia, Canada. Our operations are focused on the development and use of cloud-based technologies in order to grow an international brokerage without the burden of physical brick and mortar offices or redundant staffing costs.

In October 2018, the Company purchased certain technology and intellectual property of the ShowMeNow application to expand our products and service offerings. ShowMeNow is an on-demand mobile application that enables home shoppers to request immediate showings of properties, giving buyers flexible, real-time access to properties.

In November 2018, eXp World Holdings, Inc. and its newly formed subsidiary, eXp World Technologies, LLC acquired substantially all the assets of VirBELA.  VirBELA provides a cloud-based environment focused on educational and innovative learning technology for clients in various industries. The acquisition of VirBELA’s core group of products and services will allow eXp Realty to continue to accelerate its business in a sustainable and innovative way, which is consistent with eXp World Holdings’ vision to expand the product offering to agents, teams and others who could benefit from their own, always available environments for collaboration.

Continued Accelerated Growth

For the year ended December 31, 2018, we increased our net real estate brokerage agent and broker base by 139.1%, from 6,511 at December 31, 2017 to 15,570. This increase occurred in both new and existing geographical markets and contributed to our increase in revenue of 220.4% as compared to December 31, 2017.

The rate of growth of our agent and broker base is difficult to predict and is subject to many factors outside of our control, including actions taken by our competitors and macroeconomic factors affecting the real estate industry in general. We can provide no assurance that the Company will be able to maintain our agent growth rate or that our agent and broker base will continue to increase in future periods.

Agent Ownership

The Company maintains an equity incentive program whereby agents and brokers of eXp Realty can become eligible for awards of the Company’s common stock through the achievement of production and agent attraction benchmarks. Under our equity incentive program, agents and brokers who qualify are issued shares of the Company’s common stock.

The Company also administers a program whereby agents and brokers can establish a direct ownership interest in the Company as a shareholder. Agents and brokers can elect to receive 5% of their commission payable in the form of Company common stock which is issued at a 20% discount to market on the date of issuance. In 2018, approximately 9,500 eXp Realty agents and brokers took advantage of this program resulting in the issuance of 1,684,601 shares of common stock. This agent equity program continues to be another element in creating a culture of agent-ownership.

Outlook

As we continue to scale our Company in the future and increase market share, we aspire to realize gross margins at or near low double digits, resulting in Adjusted EBITDA margins in the lower single digits. Though we have reported decreasing gross margins over the last few fiscal years we expect to continue developing and offering additional services to our agents and brokers in addition to considering making small adjustments to existing programs in an effort to realize these types of margins. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” for additional information and a reconciliation of net loss to Adjusted EBITDA.

These operating ambitions are not forecasts and do not reflect our expectations, but rather are aspirational targets for future performance that may never be realized. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in them. Factors include, among others, (i) changes in demand for the Company’s services and changes in consumer behavior; (ii) macroeconomic conditions beyond our control; (iii) the Company’s ability to effectively maintain its infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations related to the Company’s operations; and other factors, as described in the Company’s Form 10-K for the fiscal year ending December 31, 2018, filed with the SEC on March 18, 2019 in Part II, Item 1A, “Risk Factors.”

RECENT BUSINESS DEVELOPMENTS

Initiatives

Customer and Employee Experience

The Company has recently embarked on a deep initiative to better understand both its customer and employee experience. In doing so, we are adopting many of the principles of the Net Promoter Score® (“NPS”) across many aspects of our organization. Whether it be the overall question "How likely are you to recommend eXp to your colleagues, friends or family?" or more granular inquiries as to specific workflows or service offerings, we believe this will ensure we are delivering on the most important values to our customers and employees. In turn, this often leads to raving fans of eXp who will promote our Company and continue leading us to through strong organic growth.

This also ties into one of our core values, transparency. While we strive for high satisfaction, a low or trending lower NPS score is equally important to identify. As NPS scores are often leading indicators to customers and employees’ future actions, we are able to learn quickly what may be a ‘pain point’ or product that is not meeting its desired objective. We then take that information and translate that into action with an effort to remediate the specific root cause(s) driving the lower score. This fast and iterative approach has already led to improvements in such parts of our business such as agent onboarding, commission transaction processing, and employee benefits.

Open Platform Strategy

The Company continues to build out eXp Enterprise (“Enterprise”) which is our proprietary platform that manages all of eXp Realty’s critical processes and information, including onboarding new agents, transactions, commission payments and other back office processes. We recently decided to further embrace the concept of an open platform strategy as it relates to other key functionality and solutions which our agents and brokers utilize to run their businesses.

Why are we taking this approach? -  First and foremost, we believe in the efficiency of choice and flexibility. We do not believe in a one size fits all when it comes to business solutions for every single eXp agent and broker. This approach validates the previous investments made by our agents and brokers as it relates to the specific solutions to run their individual businesses.

What specifically does this mean? - We will be building out Application Program Interfaces (“API”) which will allow for various third-party solutions to directly connect into Enterprise. Accordingly, this will allow our agents and brokers to choose which solution works best for them as it relates to their desired lead generation, customer relationship management, transaction management, Internet Data Exchange (“IDX”) websites, among others.

How will we deliver this concept? - In addition to building out the technological infrastructure we will also establish an eXp Partner Marketplace. This will allow for a validation process of potential third-party service providers as well as consistent utilization of APIs to ultimately seamless use of tools by our agents and brokers.

Equity

On December 27, 2018, the Company introduced its Sustainable Equity Plan for real estate agents and brokers at eXp realty once the agent count was to exceed 16,000 agents which occurred in January of 2019. The following examples correlate to stock grants our agents and brokers will receive based on certain milestones and performance metrics.

•	First completed transaction with eXp Realty: $200 worth of eXp World Holdings common stock.
•	When agent caps: $400 worth of eXp World Holdings common stock.
•	For directly attracting another agent to the company and upon the closing of that agent’s first transaction with eXp Realty: $400 worth of eXp World Holdings common stock.
•

When named an ICON agent: Up to $16,000 worth of eXp World Holdings common stock, eligible on a yearly basis. $12,000 is awarded and vests after three years, and an additional $2,000 will be issued after each company event (The eXp Shareholder Summit and EXPCON) with no vesting period, for a possible total of $4,000.

Also, on December 27, 2018, the Company announced that its Board of Directors authorized a stock repurchase program to offset equity issuances for up to $25 million of company common stock.

The repurchase program will help offset equity issuances that the Company awards to its agents for meeting certain milestones in the Sustainable Equity Plan. Purchases under the repurchase program will comply with Rule 10b‑18 under the Securities Exchange Act of 1934, as amended. The timing and amount of shares repurchased will depend upon market conditions. The repurchase program does not require the company to acquire a specific number of shares. As the Company continues to grow its cash balance, the cost of the shares repurchased will be funded from available working capital. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of common stock.

VirBELA

We will continue developing the core platform and its underlying infrastructure to accommodate for the ever increasing use and scale required to support our eXp Realty division. Also in development and coming to market soon is a new product centered around the concept of an open campus whereby small and independent organizations will utilize sub spaces as part of a larger campus similar to co-working environments that currently exist in the physical brick and mortar world. Lastly, we will continue to service existing and new business to business enterprise level contracts in the coming year.

Agile at Scale

The Company continues to focus and refine its efforts on our engagement strategy to build a positive employee experience to advance creativity, productivity and service quality to retain top performing talent with the overall goal of growing and improving overall profitability. We have been and will continue to form more and more smaller functional teams across the entire organization. This allows for faster identification of challenges and opportunities, autonomy and decision making, and execution affecting our customers and employees. This is tied together by ensuring all teams are aligned and working towards outcomes consistent with our vision, goals, and key results.

MARKET CONDITIONS AND INDUSTRY TRENDS

Home Sale Transactions

According to the National Association of Realtors (NAR), existing home sale transactions of single family homes decreased 10.0% during Fiscal 2018. During this same period, the average home sales price increased 3.0%. Factors that may have contributed to the decline in home sales transactions include mortgage rate increases, continued inventory constraints and income tax reform.

Inventory

The inventory of existing homes for sale in the U.S. increased 4.8% (preliminary) as of December 31, 2018, compared to the same period in 2017. The inventory represents a national average supply of 4.0 (preliminary) months, as of December 31, 2018, at the current home sales pace which is up from 3.9 months as of December 31, 2017.

Housing Affordability Index

Also, according to the NAR, the composite housing affordability index decreased to 147.6 (preliminary) for December 2018 from 161.2 for December 2017. However, the housing affordability index continues to be at historically favorable levels. When the index is above 100, it indicates that a family earning the median income has sufficient income to purchase a median-priced home, assuming a 20 percent down payment and ability to qualify for a mortgage. The favorable housing affordability index is due in part to favorable mortgage rate conditions. Although mortgage rates increased approximately 90 basis points from December 31, 2017 to December 31, 2018, the rates continue to be at historically low levels.

Mortgage Rates

According to the Federal Housing Finance Agency, mortgage rates on commitments for 30‑year, conventional, fixed-rate first mortgages averaged 4.2% for 2017 and the rate rose to 4.7% (preliminary) in December 2018. To the extent mortgage rates increase further, consumers continue to have financing alternatives such as adjustable rate mortgages or shorter-term mortgages which can be utilized to obtain a mortgage rate that is lower than a comparable 30‑year fixed-rate mortgage.

While increasing mortgage rates and higher home prices may negatively impact housing affordability, demand remains favorable by rising wages, availability of alternative mortgage arrangements and improving consumer confidence.

Factors that may negatively affect growth in the housing industry include prolonged periods of slow economic growth, increased prevalence of unemployment, increasing mortgage interest rates, increase in home sales prices, insufficient inventory levels, regulations imposed by local, state and federal government agencies, geopolitical instability, first time home buyers inability to save due to increasing rent prices and adverse shifts in consumer attitudes towards home ownership.

Existing Home Sales

For the year ended December 31, 2018, NAR existing home sale transactions decreased 10.0% to 5.0 million, compared to the same period in 2017. During this same period, eXp Realty home sales units increased 195.2% to 74,678 and home sales volume increased 226.2% to $13.8 billion compared to the same period in 2017. Our home sale transactions growth was directly related to the growth of our agent base.

As of their most recent releases, NAR is forecasting existing home sales to decrease 1.1% for the remainder of 2019 and increase 4.0% in 2020.

Existing Home Sales Price

We believe primary drivers to the long-term demand for housing and the growth of our company to support that demand are housing affordability, the general economic health of the U.S. economy, demographic trends such as population growth, the increase in household formation, mortgage rate levels and mortgage availability, job growth, the inherent benefits of owning a home versus renting and the influence of local housing dynamics of supply versus demand.

As of December 31, 2018, we believe that these factors are generally favorable. However, significant changes to one or more of these drivers could cause the demand for housing to slow, negatively affecting all real estate brokerage firms, including eXp Realty.

Regardless of whether the housing market continues to grow or slows, the Company is positioned to adhere to its low-cost, high-engagement model, affording agents and brokers increased income and ownership opportunities while offering a scalable solution to brokerage owners looking to survive and thrive in a series of fluctuations in economic activity.

Results of Operations

Year ended December 31, 2018 vs. Year ended December 31, 2017

Revenues

Revenues were $500.1 million for the year ended December 31, 2018 compared to $156.1 million for the year ended December 31, 2017, an increase of $344.0 million, or 220.4%. The increase as compared to the prior period is a direct result of the 139% increase in our sales agent base to over 15,500 agents.

Operating Expenses

	Year Ended December 31,
	2018	2017	$ Change	% Change
Operating expenses:
Commission and other agent-related costs	$459,715,836	$139,603,970	$320,111,866	229.3%
General and administrative	57,618,506	35,685,512	21,932,994	61.5
Professional fees	2,236,236	1,274,675	961,561	75.4
Sales and marketing	2,961,618	1,572,041	1,389,577	88.4
Total operating expenses	$522,532,196	$178,136,198	$344,395,998

Commission and other agent-related costs includes costs related to sales agent commissions and revenue sharing. These costs are highly correlated with recognized revenues. As such, the increase in cost of revenues, compared to the comparable prior year period, was primarily attributable to the increase in revenues and increase in agent commissions paid. As we continue to attract agents who produce at higher than average levels, these agents typically earn high commission payout rates, resulting in a lower margin on their respective production.

General and administrative expenses include costs related to wages, including stock compensation, dues, operating leases, utilities, travel and other general overhead expenses. The increase in general and administrative costs, compared to the comparable prior year period, was driven primarily by the increase in compensation expenses of $9.2 million, increase in stock compensation expense of $8.1 million as a result of an increase in awards granted and decrease in stock options expense of $2.0 million resulting from fewer stock options granted. Stock compensation expense and stock options expense is affected by awards granted, awards exercised and/or awards forfeited throughout the year. Awards granted, issued and forfeited are more fully disclosed in Note 9, Stockholders’ Equity, of the Consolidated Financial Statements.

Professional fees include costs related to legal, accounting and other consultants. The increase in professional fees, compared to the comparable prior year period, were primarily driven by an increase of $0.5 million in audit costs and $0.3 million in legal fees.

Sales and marketing includes costs related to lead capture, digital and print media, and trade shows, in addition to other promotional materials. The increase in sales and marketing expenses, compared to the comparable prior year period was primarily due to increased lead capture costs of $1.0 million.

LIQUIDITY AND CAPITAL RESOURCES

Year ended December 31, 2018 vs. Year ended December 31, 2017

At December 31, 2018, our cash and cash equivalents totaled $20.5 million. Cash equivalents are comprised of financial instruments with an original maturity of 90 days or less from the date of purchase, primarily money market funds. At December 31, 2018 we held no marketable securities. Our working capital was $18.1 million and $2.7 million at December 31, 2018 and December 31, 2017, respectively.

	Year Ended
	December 31,
	2018	2017	$ Change
Current assets	$42,326,727	$13,098,918	$29,227,809
Current liabilities	(24,212,062)	(10,376,460)	(13,835,602)
Net working capital	$18,114,665	$2,722,458	$15,392,207

For the year ended December 31, 2018, net working capital increased $15.4 million or 565.4% compared to the comparable prior year period, primarily due to an increase in cash and cash equivalents of $15.9 million and commissions receivable of $6.6 million resulting from pending real estate transactions. In correlation to the number of pending real estate transactions, accrued expenses, which includes commissions payable and salaries payable, increased $10.2 million.

The following table presents our cash flows for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31,
	2018	2017	$ Change
Cash provided by operating activities	$24,310,719	$4,568,353	$19,742,366
Cash used in investment activities	(8,859,462)	(1,281,147)	(7,578,315)
Cash provided by financing activities	2,015,034	149,369	1,865,665

For the year ended December 31, 2018, cash provided by operating activities increased $19.7 million. The change resulted primarily from the increased volume in our sales transactions and participation by our agents and brokers in our Agent Equity Program. See financial Note 9 – Stockholders’ Equity for further details related to this Program.

For the year ended December 31, 2018, our investing activities consisted of expenditures related to the on-going development of our internal use software and the acquisition of VirBELA. Refer to Note 3 of our Consolidated Financial Statements for further details on our acquisition of VirBELA. As we continue to develop and refine our cloud-based platforms and continue to accelerate our business in innovative ways, we expect to continue to use our existing cash resources on similar expenditures for the next twelve months.

For the year ended December 31, 2018, we generated approximately $2.0 million in cash flows from financing activities related to the exercise of options to purchase 2,594,050 shares of common stock.

Our future capital requirements will depend on many factors, including our level of investment in technology, our rate of growth into new markets and capital used to repurchase shares of the Company’s common stock  Our capital requirements may be affected by factors which we cannot control such as the residential real estate market, interest rates, and other monetary and fiscal policy changes to the manner in which we currently operate. We anticipate that between our current cash position and cash flow from ongoing operations we have the necessary resources to continue operating our business over the next 12 months. In order to support and achieve our future growth plans, however, we may need or seek advantageously to obtain additional funding through equity or debt financing.

During the year ended December 31, 2018, we increased our line of credit from $500,000 to $1,000,000. We currently have no borrowings against the line of credit facility or any other term loan bank debt. In the event additional financing is required in the future, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business and results of operations would likely suffer.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with U.S. GAAP requires us to make certain judgments and assumptions, based on information available at the time of our preparation of the financial statements, in determining accounting estimates used in the preparation of the statements. Our significant accounting policies are described in Note 2 of the Consolidated Financial Statements.

Accounting estimates are considered critical if the estimate requires us to use judgments and/or make assumptions about matters that were uncertain at the time the accounting estimate was made and if different accounting estimates could have been used in the reporting period or changes in the accounting estimates are likely to occur that would have a material impact on our financial condition, results of operations or cash flows.

Revenue Recognition

The Company generates substantially all of its revenue from real estate brokerage services. With the acquisition of substantially all of the assets of VirBELA, LLC, the Company generates an immaterialportion of its revenue from software subscription and professional services.

Real Estate Brokerage Services

The Company serves as a licensed broker in the areas in which it operates for the purpose of processing residential real estate transactions. The Company is contractually obligated to provide services for the fulfillment of transfers of residential real estate between buyers and sellers. The Company provides these services itself and controls the service necessary to legally transfer the residential real estate. Correspondingly, the Company is defined as the Principal. The Company, as Principal, satisfies its obligation upon the closing of a residential real estate transaction. As Principal, and upon satisfaction of our obligation, the Company recognized revenue in the gross amount of consideration to which we expect to be entitled to.

Revenue is derived from assisting home buyers and sellers in listing, marketing, selling and finding residential real estate. Commissions earned on real estate transactions are recognized at a point in time upon the completion of a residential real estate transaction once we have satisfied our performance obligation.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. A valuation allowance against deferred tax assets would be established if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some or all of the deferred tax assets are not expected to be realized. Our assumptions, judgments, and estimates relative to the value of our deferred tax assets take into account predictions of the amount and category of future taxable income.

Since inception, we have incurred operating losses, and accordingly, we have generally not recorded a provision for income taxes. We generally do not expect any significant changes in the amount of our income tax provision until we are no longer incurring operating losses.

Stock Based Compensation

The Company issues equity and equity linked instruments to employees and non-employees. Share-based payment awards are measured at the grant date fair value with compensation costs associated with those awards recognized over the requisite service period, which is generally the vesting period of the respective award.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

NON-GAAP FINANCIAL MEASURES

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define the non-GAAP financial measure of Adjusted EBITDA to mean net income (loss), excluding interest income (expense), income tax benefit (expense), depreciation and amortization; stock-based compensation expense, and stock option expense.

We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. We believe that Adjusted EBITDA helps identify underlying trends in our business that otherwise could be masked by the effect of the expenses that we exclude in Adjusted EBITDA. In particular, we believe the exclusion of stock and stock option expenses, provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations.

We are presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management, and because we believe this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to Net Income (Loss), the closest comparable GAAP measure. Some of these limitations are that:

•

Adjusted EBITDA excludes stock-based compensation expense (and related payroll tax expense) and stock option expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy; and;

•

Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

The following tables present a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP financial measure, for each of the periods presented:

	For the Year Ended
	December 31, 2018	December 31, 2017
Net income / (loss)	$(22,430,356)	$(22,130,965)
Other (income) / expense	(31,959)	2,077
Taxes	77,800	97,234
Depreciation & Amortization	893,988	353,229
Stock compensation expense	19,053,478	10,961,631
Stock option expense	4,846,906	6,856,029
Adjusted EBITDA	$2,409,857	$(3,860,765)

The primary impact on Adjusted EBITDA is stock compensation expense. Stock compensation expense increased $8.1 million and $6.0 million for the years ended December 31, 2018 and December 31, 2017, respectively. Stock compensation expense is affected by awards granted and/or awards forfeited throughout the year. Awards granted, issued and forfeited are more fully disclosed in Note 9, Stockholders’ Equity, of the Consolidated Financial Statements. Also impacting stock compensation expense was the adoption of ASU 2018‑07 disclosed in Note 2, Summary of Significant Accounting Principles and the increase in shares granted for our equity incentive program whereby agents and brokers of eXp Realty become eligible for awards of the Company’s common stock through the achievement of production and agent attraction benchmarks.

MARKET FOR REGISTRANT’S COMMON EQUITY AND DIVIDEND POLICY

Market Information

Our common stock is quoted on the NASDAQ operated by NASDAQ, Inc. under the trading symbol “EXPI”. As of March 10, 2019, there are 60,978,604 issued and outstanding shares of our common stock held by a total of approximately 5,900 stockholders of record. Trading in our common stock quoted on the NASDAQ is often thin and is characterized by wide fluctuations in trading prices due to many factors, some of which may have little to do with our company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common stock, our intention is to retain future earnings, if any, for use in our operations and the expansion of our business.

FINANCIAL STATEMENTS AND SUPPLEMENARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

eXp World Holdings, Inc.

Bellingham, Washington

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of eXp World Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 18, 2019 expressed an adverse opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2017.

Salt Lake City, Utah

March 18, 2019

EXP WORLD HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,538,057	$4,672,034
Restricted cash	2,502,591	923,193
Accounts receivable, net of allowance $484,441 and $179,759, respectively	17,428,091	6,912,657
Prepaids and other assets	1,857,988	591,034
TOTAL CURRENT ASSETS	42,326,727	13,098,918
FIXED ASSETS, NET	2,739,525	1,538,213
INTANGIBLES ASSETS, NET	2,531,669	—
GOODWILL	8,248,107	—
TOTAL ASSETS	$55,846,028	$14,637,131

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,758,377	$635,087
Customer deposits	2,502,591	923,193
Accrued expenses	18,976,435	8,818,180
Current portion of long-term payable	974,659	—
TOTAL CURRENT LIABILITIES	24,212,062	10,376,460

LONG-TERM PAYABLE, net of current portion	1,654,337	—
TOTAL LIABILITIES	25,866,399	10,376,460

Commitments and Contingencies (Note 11)

STOCKHOLDERS' EQUITY
Common Stock, $0.00001 par value 220,000,000 shares authorized; 60,609,102 and 54,962,535 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	606	550
Additional paid-in capital	90,755,616	36,848,041
Accumulated deficit	(60,765,266)	(32,596,374)
Accumulated other comprehensive income (loss)	(11,327)	8,454

TOTAL STOCKHOLDERS' EQUITY	29,979,629	4,260,671
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$55,846,028	$14,637,131

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2018	2017
Revenues	$500,147,681	$156,104,544

Operating expenses
Commission and other agent-related costs	459,715,836	139,603,970
General and administrative	57,618,506	35,685,512
Professional fees	2,236,236	1,274,675
Sales and marketing	2,961,618	1,572,041

Total expenses	522,532,196	178,136,198

Net loss from operations	(22,384,515)	(22,031,654)

Other income and (expenses)
Interest income (expense)	53,155	(2,077)
Other income (expense)	(21,196)	—
Total other income and (expenses)	31,959	(2,077)

Loss before income tax expense	(22,352,556)	(22,033,731)

Income tax expense	(77,800)	(97,234)
Net loss	$(22,430,356)	$(22,130,965)

Net loss per share attributable to common shareholders
Basic from continuing operations	$(0.39)	$(0.42)
Diluted from continuing operations	$(0.39)	$(0.42)

Weighted average shares outstanding
Basic	57,689,920	53,194,928
Diluted	57,689,920	53,194,928

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended	Year Ended
	December 31,	December 31,
	2018	2017
Net loss	$(22,430,356)	$(22,130,965)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(19,781)	4,249
Comprehensive loss	$(22,450,137)	$(22,126,716)

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional	Accumulated	Other Comprehensive	Total
	Shares	Amount	Paid-In Capital	Deficit	Income (Loss)	Equity
Balance, December 31, 2016	52,316,679	$523	$12,987,707	$(10,465,409)	$4,205	$2,527,026

Stock issued for cash at $3.25 per share, net of issuance costs	—	—	142,158	—	—	142,158
Exercise of options	181,572	2	46,594	—	—	46,596
Repurchase and retirement of common stock	(1,307)	—	(3,607)	—	—	(3,607)
Stock compensation expense	1,000,594	10	10,961,621	—	—	10,961,631
Stock option expense	—	—	6,856,029	—	—	6,856,029
Agent equity program	1,464,997	15	5,857,539	—	—	5,857,554
Foreign currency translation adjustment	—	—	—	—	4,249	4,249
Net loss	—	—	—	(22,130,965)	—	(22,130,965)

Balance, December 31, 2017	54,962,535	$550	$36,848,041	$(32,596,374)	$8,454	$4,260,671

Cumulative effect adjustment upon the adoption of Accounting Standards Update 2018-07	—	—	5,738,536	(5,738,536)	—	(0)
Shares issued for acquisition	97,371	1	999,999	—	—	1,000,000
Exercise of options	2,594,050	25	2,015,009	—	—	2,015,034
Stock compensation expense	1,270,545	13	19,053,465	—	—	19,053,478
Stock option expense	—	—	4,846,906	—	—	4,846,906
Agent equity program	1,684,601	17	21,253,660	—	—	21,253,677
Foreign currency translation adjustment	—	—	—	—	(19,781)	(19,781)
Net loss	—	—	—	(22,430,356)	—	(22,430,356)

Balance, December 31, 2018	60,609,102	$606	$90,755,616	$(60,765,266)	$(11,327)	$29,979,629

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(22,430,356)	$(22,130,965)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	893,988	353,229
Stock compensation expense	19,053,478	10,961,631
Stock option expense	4,846,906	6,856,029
Agent equity program	21,253,677	5,857,554
Amortization of debt discount	21,196	—
Changes in operating assets and liabilities:
Accounts receivable	(10,520,725)	(3,884,982)
Prepaids and other assets	(1,179,040)	(279,361)
Customer deposits	1,597,017	441,489
Accounts payable	608,935	317,667
Accrued expenses	10,165,643	6,076,062

CASH PROVIDED BY OPERATING ACTIVITIES	24,310,719	4,568,353

INVESTING ACTIVITIES
Purchase of fixed assets	(2,134,462)	(1,281,147)
Payment for business acquisition and intangibles	(6,725,000)	—

CASH USED IN INVESTING ACTIVITIES	(8,859,462)	(1,281,147)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	142,158
Repurchase and retirement of subsidiary common stock	—	(3,607)
Proceeds from exercise of options	2,015,034	46,596
Principal payments of notes payable	—	(35,778)

CASH PROVIDED BY FINANCING ACTIVITIES	2,015,034	149,369
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(20,870)	(7,660)

Net change in cash, cash equivalents and restricted cash	17,445,421	3,428,915

Cash, cash equivalents and restricted cash, beginning of period	5,595,227	2,166,312
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$23,040,648	$5,595,227
	—	—
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest	$—	$2,077
Cash paid for income taxes	$72,682	$97,234

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for business acquisition	$1,000,000	$—
Liabilities incurred associated with business acquisition	$4,107,800	$—
Fixed asset purchases in accounts payable	$86,946	$71,890

The accompanying notes are an integral part of these consolidated financial statements.

eXp World Holdings, Inc.
Notes to the Consolidated Financial Statements
December 31, 2018
(Expressed in U.S. dollars)

1.      BASIS OF PRESENTATION

eXp World Holdings, Inc. (the “Company” or “we” or “eXp”) was incorporated in the State of Delaware on July 30, 2008. Through various operating subsidiaries, the Company operates a cloud-based real estate brokerage operating in all U.S. States, the District of Columbia and the provinces of Alberta, British Columbia and Ontario, Canada. The Company focuses on a number of cloud-based technologies in order to grow an international brokerage without the burden of physical bricks and mortar or redundant staffing costs.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is December 31. We have reclassified certain amounts in prior-period financial statements to conform to the current period’s presentation.

The Company has evaluated events and transactions subsequent to the balance sheet date and has disclosed all events or transactions that occurred subsequent to the balance sheet date but prior to filing this Annual Report on Form 10‑K that would require recognition or disclosure in the Consolidated Financial Statements.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Principles of consolidation

The accompanying audited condensed consolidated financial statements include the accounts of eXp World Holdings, Inc., and its subsidiaries. All inter-company accounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for doubtful accounts, legal contingencies, income taxes, revenue recognition, stock-based compensation, expense accruals, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and cash equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. From time to time, the Company’s cash deposits exceed federally insured limits. The Company has not experienced any losses resulting from these excess deposits.

Restricted cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheet that sums to the total of the same such amounts shown in the statement of cash flows.

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$20,538,057	$4,672,034
Restricted cash	2,502,591	923,193
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$23,040,648	$5,595,227

In November 2016, the FASB issued ASU No. 2016‑18 – Statement of Cash Flows (Topic 240) which changed the classification and presentation of restricted cash on the statement of cash flows. The Company adopted the new standard on January 1, 2018. As a result, restricted cash was reclassified from cash provided from operating activities to cash, cash equivalents and restricted cash on the condensed consolidated statement of cash flows.

For the year ended December 31, 2017, the change in restricted cash of $441,489 was reclassified from operating activities to cash, cash equivalents and restricted cash on the statement of cash flows.

Restricted cash consists of cash held in escrow by the Company’s brokers and agents on behalf of real estate buyers. The Company recognizes a corresponding customer deposit liability until the funds are released.

Fair value measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a three-tiered fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:

•	Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).
•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•	Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).

The Company values its money market funds at fair value on a recurring basis.

	2018
		Unrealized	Unrealized		Cash and Cash
	Adjusted Cost	Gains	Losses	Fair Value	Equivalents
Cash	$12,486,395	$—	$—	$12,486,395	$12,486,395

Level 1
Money market funds	8,051,662	—	—	8,051,662	8,051,662
Subtotal	20,538,057	—	—	20,538,057	20,538,057

Level 2	—	—	—	—	—

Level 3	—	—	—	—	—

Total	$20,538,057	$—	$—	$20,538,057	$20,538,057

The Company did not have investments in money market funds for the year ended December 31, 2017.

There have been no transfers between Levels 1 and 2 in the period presented. We did not have any Level 2 or Level 3 financial assets or liabilities in the period presented.

Allowance for doubtful accounts

The majority of the Company’s accounts receivable are derived from non-commission based technology fees. These accounts receivable are typically unsecured. The allowance for doubtful accounts is our estimate based on historical experience. We periodically perform detailed reviews to assess the adequacy of the allowance. We exercise significant judgment in estimating the timing, frequency and severity of losses.

The Company typically does not experience material uncollectible accounts.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar and the functional currency of the Company’s foreign subsidiaries is the local currency of their country of domicile. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company does not employ any derivative or hedging strategy to offset the impact of foreign currency fluctuations.

Fixed assets

Fixed assets are stated at historical cost and are depreciated on the straight-line method over the estimated useful lives. Useful lives are:

Computer hardware and software:3 to 5 years

Furniture, fixtures and equipment:5 to 7 years

Maintenance and repairs are expensed as incurred. Expenditures that substantially increase an asset’s useful life or improve an asset’s functionality are capitalized.

The Company capitalizes the costs associated with developing its internal-use cloud-based residential real-estate transaction system. Capitalized costs are primarily related to costs incurred in relation to internally created software during the application development stage including costs for upgrades and enhancements that result in additional functionality.

Goodwill and Intangible Assets

We test goodwill for impairment at least annually or when a triggering event occurs. The first step of the goodwill impairment test compares the reporting unit’s estimated fair value with its carrying value. If the carrying value of a reporting unit’s net assets exceeds its fair value, the second step would be applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill would be considered impaired and would be reduced to its implied fair value.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, as well as industry and economic conditions. These assumptions and estimates include projected revenues and income growth rates, terminal growth rates, competitive and consumer trends, market-based discount rates, and other market factors. If current expectations of future growth rates are not met or market factors outside of our control, such as discount rates, change significantly, then our goodwill or intangible assets might become impaired in the future. Additionally, as goodwill and intangible assets associated with recently acquired businesses are recorded on the balance sheet at their estimated acquisition date fair values, those amounts are more susceptible to an impairment risk if business operating results or macroeconomic conditions deteriorate.

Definite-lived intangible assets are amortized on a straight-line basis over the estimated periods benefited and are reviewed when appropriate for possible impairment.

Impairment of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. When assets are considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Stock based compensation

The Company accounts for all stock‑based compensation granted to employees and non‑employees using a fair value method. Stock‑based compensation awarded to employees is measured at the grant date fair value and is recognized over the requisite service period of the awards, usually the vesting period, on a straight‑line basis, net of forfeitures. Accruals of compensation cost for an award with a performance condition are based on the probable outcome of that performance condition. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved. Prior to the adoption of ASU 2018‑07 on July 1, 2018 described below in "Recently Adopted Accounting Pronouncements", stock‑based compensation awarded to non‑employees under our Real Estate Agent Growth Program and Stock Option Awards Plan was subject to revaluation over its vesting term. Subsequent to the adoption of ASU 2018‑07, non-employee share-based payment awards are measured on the date of grant, similar to share-based payment awards granted to employees. The Company reduces recorded stock‑based compensation for forfeitures when they occur.

The Company early adopted ASU 2018‑07 on July 1, 2018, using the modified retrospective method. The reported results for 2018 reflect the application of ASC 718 guidance for non-employee share-based awards while the reported results for 2017 were prepared under the guidance of ASC 505 for non-employee stock-based compensation. The adoption of ASU 2018‑07 for non-employee stock-based compensation represents a change in accounting principle that more closely aligns the accounting for stock-based compensation for employee and non-employee share-based payment awards.

The cumulative effect of applying the new guidance to all non-employee share-based payment awards was recorded as an adjustment to accumulated deficit as of the adoption date. As a result of applying the modified retrospective method  upon the adoption of the new stock-based compensation guidance, an adjustment of $5.7 million was made to the opening balance of accumulated deficit and additional paid-in capital as of January 1, 2018.

Revenue recognition

Effective January 1, 2018, the Company adopted ASU No. 2014‑09 - Revenue from Contracts with Customers (Topic 606) using the modified retrospective application in which the cumulative effect of initially applying the revenue standard is recognized as an adjustment to the opening balance of retained earnings. Adoption of the new standard did not require the Company to make an adjustment to the opening balance.

Real Estate Brokerage Services

The Company serves as a licensed broker in the areas in which it operates for the purpose of processing residential real estate transactions. The Company is contractually obligated to provide services for the fulfillment of transfers of residential real estate between buyers and sellers. The Company provides these services itself and controls the service necessary to legally transfer the residential real estate. Correspondingly, the Company is defined as the Principal. The Company, as Principal, satisfies its obligation upon the closing of a residential real estate transaction. As Principal, and upon satisfaction of our obligation, the Company recognized revenue in the gross amount of consideration to which we expect to be entitled to.

Revenue is derived from assisting home buyers and sellers in listing, marketing, selling and finding residential real estate. Commissions earned on real estate transactions are recognized at a point in time upon the completion of a residential real estate transaction once we have satisfied our performance obligation.

Advertising costs

Advertising costs are generally expensed in the period incurred. Advertising expenses are included in the sales and marketing expense line item on the accompanying consolidated statements of operations. For the years ended December 31, 2018 and 2017, the Company incurred advertising expenses of $2,403,941 and $1,258,334.

Income taxes

Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements as well as from net operating loss and tax credit carry forwards. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period adjusted for the change during the period in deferred tax assets and liabilities. For U.S. income tax returns, the open taxation years subject to examination range from 2012 to 2018.

Comprehensive income (loss)

The Company’s only component of comprehensive income (loss) is foreign currency translation adjustments.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares of common stock outstanding plus, if dilutive, potential common shares outstanding during the period.

Recently issued accounting pronouncements

In January 2017, the FASB issued ASU 2017‑04 – Intangibles – Goodwill and Oher (Topic 350). This ASU eliminates Step 2 from the goodwill impairment test. Under the new guidance, if a reporting unit’s carrying amount exceeds its fair value, the entity will record an impairment charge based on that difference. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. Previously, if the fair value of a reporting unit was lower than its carrying amount (Step 1), an entity was required to calculate any impairment charge by comparing the implied fair value of goodwill with its carrying amount (Step 2). Additionally, under the new standard, entities that have reporting units with zero or negative carrying amounts will no longer be required to perform the qualitative assessment to determine whether to perform Step 2 of the goodwill impairment test. As a result, reporting units with zero or negative carrying amounts will generally be expected to pass the simplified impairment test; however, additional disclosure will be required of those entities. This ASU will be effective beginning in the first quarter of our fiscal year 2020. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The new guidance must be adopted on a prospective basis. The Company is evaluating the timing of adoption. We currently do not expect this ASU to have a material impact on our financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016‑02 - Leases (Topic 842). Under the new guidance, a lessee is required to recognize lease liabilities and corresponding right-of-use assets, initially measured at the present value of lease payments, on the balance sheet for operating leases with terms greater than one year. Lessor accounting remains largely unchanged from existing lease accounting. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. If the lessee makes the election, the lessee would recognize lease expense on a straight-line basis over the lease term. This ASU is effective in annual reporting periods beginning after December 15, 2018 and the interim periods within that fiscal year.

In July 2018, the FASB issued ASU No. 2018‑11 – Leases (Topic 842) – Targeted Improvements. The amendments in this Update provide entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP (Topic 840, Leases). An entity that elects this additional (and optional) transition method must provide the required Topic 840 disclosures for all periods that continue to be in accordance with Topic 840. The amendments do not change the existing disclosure requirements in Topic 840 (for example, they do not create interim disclosure requirements that entities previously were not required to provide).

ASU No. 2016‑02 – Leases (Topic) 842 will be adopted under the transition method effective January 1, 2019. We currently do not expect this ASU to have a material impact on our financial statements and related disclosures. The most significant impact will be the recognition of right-of-use assets and lease obligations for operating leases.

Recently adopted accounting pronouncements

In June 2018, the FASB issued ASU No. 2018‑07 – Compensation – Stock Compensation (Topic 718). The ASU was issued as part of its Simplification Initiative to reduce costs and complexities of financial reporting. ASU No. 2018‑07 simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. Currently, share-based payments transactions to nonemployees are measured at fair value and remeasured at each reporting date through the date of final vesting. This ASU changes the guidance related to the determination of the measurement date. Under the new guidance, equity-classified awards would be measured at the grant date. This ASU is effective for fiscal years beginning after December 15, 2018 including interim periods within those fiscal years. Early adoption is permitted if financial statements have not yet been issued. The Company elected to early-adopt ASU No. 2018‑07 effective July 1, 2018 using the modified retrospective application with a cumulative-effect adjustment to the opening balance of accumulated deficit and additional paid-in-capital as of the beginning of the fiscal year.

In May 2017, the FASB issued ASU No. 2017‑09 - Compensation (Topic 718): Scope of Modification Accounting. The FASB issued guidance to clarify when to account for a change in the terms or conditions of share-based payments awards as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The general model for modifications of share-based payment awards is to record the incremental value arising from the change as additional compensation costs. Previously, judgments about whether certain changes to an award were substantive may have impacted whether or not modification accounting was applied in these situations. The Company adopted the new standard on January 1, 2018. The standard did not have an impact on the Company’s financial position, operational results or cash flows.

In November 2016, the FASB issued ASU No. 2016‑18 – Statement of Cash Flows (Topic 240). The FASB issued guidance to address the diversity in the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cashflows. The Company adopted the new standard on January 1, 2018. The standard did not have a material impact on the Company’s financial position, operational results or cash flows.

In May 2014, the FASB issued ASU No. 2014‑09 - Revenue from Contracts with Customers (Topic 606). The objective of the revenue standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to remove inconsistencies in requirements, provide a robust framework, improve comparability across entities and industries, provide more useful information to users and simplify the preparation of financial statements. The core principle of the revenue standard is that revenue be recognized upon the transfer of goods or services to customers in an amount that reflects the consideration to which we expect to receive in exchange for those goods or services. Subsequent to the issuance of ASU 2014‑09, the FASB issued ASU No. 2015‑14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, ASU No. 2016‑08, Revenue from Contacts with Customers: Principal Versus Agent Considerations, ASU No. 2016‑10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, and ASU No. 2016‑12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. The additional ASU’s clarified certain provisions of ASU 2014‑09 in response to recommendations from the Transition Resources Group established by the FASB.

The new standard permits for two alternative implementation methods, the use of either (1) full retrospective application to each prior reporting presented or (2) modified retrospective application in which the cumulative effect of initially applying the revenue standard is recognized as an adjustment to the opting balance of retained earnings in the period of adoption. This ASU is effective in annual reporting periods beginning after December 15, 2017 and the interim periods within that year. The Company adopted the new standard effective January 1, 2018 using the modified retrospective method. Since the Company currently recognizes revenue on a gross basis acting as a principal, upon completion of its performance obligations in the form of a completed residential real estate sale, adoption of the standard did not have a material effect on the Company’s financial position, operational results or cash flows.

3.     ACQUISITIONS

VirBELA

On November 29, 2018, (the “Acquisition Date”), the Company and its newly formed subsidiary, eXp World Technologies, LLC (“Purchaser) acquired substantially all the assets of VirBELA, LLC, a California limited liability company. VirBELA provides a cloud-based environment focused on educational and innovative learning technologies to enhance global education experiences that empower individuals, teams, and organizations for clients in various industries. Its model allows for a level of engagement and participation that can typically only be achieved with face-to-face instruction. Its proprietary immersive 3D campus, which supports blended learning and big data assessment, is highly customizable to meet the branding and educational needs of clients. VirBELA developed the Company’s current cloud campus called eXp World, which provides 24/7 access to collaborative tools, training and socialization for the Company’s real estate agents and employees. The acquisition of VirBELA’s core group of products and services will allow eXp Realty to continue to accelerate its business in a sustainable and innovative way, which is consistent with eXp World Holdings’ vision to expand the product offering to agents, teams and others who could benefit from their own, always available environments for collaboration.

The Company acquired the assets of VirBELA for a total purchase price of $10,607,800, consisting of cash to be paid of $7,000,000 and shares of the Company’s common stock valued at $3,607,800. A cash payment of $6,500,000 was paid at closing with $500,000 included in accounts payable being held by the Company to secure the Seller’s performance of certain post-close obligations and 97,371 shares of the Company restricted common stock having a value of $1,000,000 was issued at closing. The remaining shares of the Company’s common stock will be issued having a value of $1,000,000 on each of the first, second and third anniversaries of the Closing Date. The present value of future deliveries of eXp World Holdings, Inc. stock, calculated using a discount rate of 10%, is $2,607,800, which represents fair value as of the Acquisition Date. The discount of $392,200 will be amortized over the reporting periods using the effective interest method during Fiscal years 2019, 2020 and 2021.

The following table shows the preliminary allocation of the purchase price of VirBELA, LLC to the acquired identifiable assets, and goodwill:

Accounts receivable	$4,273
Inventory	968
Fixed assets	23,452
Intangible assets	2,331,000
Goodwill	8,248,107
Total purchase price	$10,607,800

The Acquisition has been accounted for in accordance with ASC 805, Business Combinations, using the acquisition method of accounting. Under the acquisition method of accounting, the Company allocated the total purchase price to the tangible and identifiable intangible assets acquired based on their estimated fair values as of the acquisition date, as determined by management. The excess of the purchase price over the aggregate fair values of the identifiable assets was recorded as goodwill. Goodwill generated from the Acquisition is primarily attributable to an assembled workforce and planned expansion of VirBELA into new markets.

The preliminary purchase price allocation to identifiable intangible assets acquired in the VirBELA acquisition was:

Tradename	$1,169,000
Existing Technology	297,000
Non-competition agreements	125,000
Customer contracts	740,000
Total intangible assets purchased	$2,331,000

The allocation of the fair value of the acquired business was based on preliminary valuations of the estimated net fair value of the assets acquired. The fair value estimates of the assets acquired are subject to adjustment during the measurement period (up to one year from the Acquisition Date). The primary areas of accounting for the Acquisition that are not yet finalized relate to the fair value of certain intangible assets acquired and residual goodwill. For tax purposes, goodwill is amortized over 15 years and this amortization is tax deductible. The fair values of these net assets acquired are based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. While we believe that such preliminary estimates provide a reasonable basis for estimating the fair value of assets acquired, we will evaluate any necessary information prior to finalization of the fair value. During the measurement period, we will adjust preliminary valuations assigned to assets and liabilities if new information is obtained about facts and circumstances that existed as of the Acquisition Date, if any, that, if known, would have resulted in revised values for these items as of that date. The impact of all changes, if any, that do not qualify as measurement period adjustments will be included in current period earnings.

The Company used carrying values as of the Acquisition Date to value trade receivables, inventory, and fixed assets, as we determined that they represented the fair value of those items at the Acquisition Date.

The Company valued the VirBELA tradename using an Income Approach known as the Relief from Royalty method. We applied a royalty rate of 1.0% to the VirBELA tradename. Once the royalty savings were calculated, we converted to a value using a discounted cash flow technique using a discount rate of 14.0%, to arrive at the estimated fair value. The VirBELA tradename is new and is not a mature brand name. Tradenames are being amortized over its estimated useful life of 10 years.

Similar to the valuation of tradenames, we valued existing technology using the Relief from Royalty method. We applied a royalty rate of 5.0% to the VirBELA technology. Once the royalty savings were calculated, we converted to a value using a discounted cash flow technique using a discount rate of 14.0% to arrive at the estimated fair value of existing technology. Existing technology is being amortized over its estimated useful life of five years. We estimated a useful life of five years since the software will continue to be modified and changed over the next several years making it significantly different than the software acquired today.

The Company valued non-competition agreements using a Loss Profits method. We prepared two projections of net income for the business. One projection which assumed the non-competition agreements were in place and one projection which assumed that no non-competition agreements were in place. The difference in cash flows from these two projections over the life of the non-competition agreements was discounted to present value at a rate of 14.0% to arrive at the estimated fair value of the non-competition agreements. Non-competition agreements are being amortized over their useful lives of three years which is equal to the contractual life of the non-competition agreements.

The Company valued customer contracts using the Multi-Period Excess Earnings Method (MPEEM). In the MPEEM, value is estimated as the present value of the benefits anticipated from ownership of the subject intangible asset in excess of the returns on the contributory assets required to realize those benefits. Taxes have been estimated based upon an effective total state and federal tax rate of 29.4% and the projected return on net assets was 14.0%. These inputs were used to determine an estimated fair value of customer contracts. Customer contracts are being amortized over their estimated useful lives of 10 years.

During the year ended December 31, 2018, the Company incurred total acquisition costs of $141,498. The acquisition costs were primarily related to legal, accounting and consulting services and were expensed as incurred through December 31, 2018 and are included in General and Administrative expenses in the Consolidated Statements of Operations.

From the Acquisition date, the results of operations of VirBELA have been included in and are immaterial to our consolidated financial statements. Pro forma revenue and results of operations have not been presented, being the historical results of VirBELA are not material to our consolidated statements of operations in any period presented.

4.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	Year Ended December 31,
	2018	2017
Prepaid expenses	$1,070,064	$219,074
Prepaid insurance	706,435	287,244
Rent deposits	51,113	68,196
Other assets	30,376	16,520
	$1,857,988	$591,034

5.     FIXED ASSETS, NET

Fixed assets, net consisted of the following:

	Year Ended December 31,
	2018	2017
Computer hardware and software	$3,925,129	$1,982,749
Furniture, fixture and equipment	5,910	5,910
Total depreciable property and equipment	3,931,039	1,988,659
Less: accumulated depreciation and amortization	(1,320,103)	(450,446)
Depreciable property, net	2,610,936	1,538,213
Assets under development	128,589	—
Fixed assets, net	$2,739,525	$1,538,213

Depreciation expense for the years ended December 31, 2018 and 2017 was $869,658, and $353,229 respectively.

6.     GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill were:

Total
Balance at December 31, 2016 and 2017	$—
Acquisitions	8,248,107
Balance at December 31, 2018	$8,248,107

Our goodwill was recently recorded in connection with the acquisition of VirBELA in November 2018 and represents preliminary fair value as of the acquisition date. We have a risk of future impairment to the extent that individual reporting unit performance does not meet our projections. Additionally, if our current assumptions and estimates, including projected revenues and income growth rates, terminal growth rates, competitive and consumer trends, market-based discount rates, and other market factors, are not met, or if valuation factors outside of our control change unfavorably, the estimated fair value of our goodwill could be adversely affected, leading to a potential impairment in the future. No events occurred that indicated it was more likely than not that our goodwill was impaired.

Definite-Lived intangible assets at December 31, 2018 were:

	As of December 31, 2018
	Gross	Accumulated	Net Carrying
	Amount	Amortization	Amount
Trade name	$1,169,000	$(9,742)	$1,159,258
Existing technology	297,000	(4,950)	292,050
Non-competition agreements	125,000	(3,472)	121,528
Customer contracts	740,000	(6,167)	733,833
Software	225,000	—	225,000
Total	$2,556,000	$(24,331)	$2,531,669

There were no definite-lived intangible assets at December 31, 2017. Definite-lived intangible assets were recently recorded in connection with the acquisition of VirBELA in November 2018 and acquisition of the ShowMeNow mobile application in October 2018. Amortization expense for definite-lived intangible assets was $24,331 in 2018 and zero in 2017. We estimate expected amortization related to definite-lived intangible assets will be:

Expected amortization
2019	$366,967
2020	366,967
2021	363,494
2022	250,300
2023 and thereafter	1,183,941
Total	$2,531,669

7.     ACCRUED EXPENSES

Accrued expenses consisted of the following:

	Year Ended December 31,
	2018	2017
Commissions payable	$16,368,811	$7,565,357
Payroll payable	1,117,830	749,203
Vacation payable	690,587	283,077
Taxes payable	217,820	99,809
Other accrued expenses	581,387	120,734
	$18,976,435	$8,818,180

8.     DEBT

We have a $1,000,000 line of credit with a variable interest rate computed on a 360‑day year that expires on August 29, 2019. The variable interest rate is the higher of either 1) the Prime Rate in effect on such day, 2) Daily One Month LIBOR plus one and one-half percent (1.5%), or 3) the Federal Funds Rate plus one and one-half percent (1.5%). The line of credit agreement requires us to comply with various financial covenants as well as customary affirmative and negative covenants that restrict our ability to, among other things, incur debt and liens, make significant investments, dispose of assets and make distributions without prior consent. The line of credit is secured by accounts receivable. The line of credit contains certain financial covenants, including a fixed charge coverage ratio and a tangible net worth. At December 31, 2018, we were in compliance with all of the financial covenants under the line of credit.

As of December 31, 2018, we had no amount outstanding under the line of credit.

On November 29, 2018, the Company acquired substantially all of the assets of VirBELA. As part of the purchase price, the Company is issuing shares of the Company’s restricted common stock having a value of $1,000,000 on each of the first, second and third anniversaries of the Closing Date. The present value of future deliveries of eXp World Holdings, Inc. stock, was calculated using a discount rate of 10%. The discount of $392,200 will be amortized over the reporting periods using the effective interest method during Fiscal years 2019, 2020 and 2021. As of December 31, 2018, long-term payables, net of current portion and current portion of long-term payable was $1,654,337and $974,659, respectively.

9.     STOCKHOLDERS’ EQUITY

As of December 31, 2018, the Company had 60,609,102 shares of common stock issued and outstanding.

The following provides a detailed description of the stock-based transactions completed during fiscal years 2018 and 2017:

During the year ended December 31, 2018, the Company issued 97,371 shares of restricted common stock as consideration for the assets of VirBELA acquired having a value of $1,000,000.

During the year ended December 31, 2018, the Company issued 2,594,050 shares of common stock upon the exercise of stock options and received cash consideration totaling $2,015,034 upon payment of the exercise price for the options.

During the year ended December 31, 2018, the Company issued 1,684,601 shares of common stock in exchange for services totaling $21,253,677, which includes the expense activity in our 2015 Agent Equity Program.

During the year ended December 31, 2018, the Company issued 1,270,545 shares of common stock in exchange for services totaling $19,053,478, which included the expense activity for Real Estate Agent Growth and Other Incentive Programs. This amount includes expenses for performance based awards of $9,174,019, for which performance conditions were met or considered probable during the year ended December 31, 2018.

During the year ended December 31, 2017, the Company issued the remaining 49,231 shares of common stock to accredited investors following receipt of $160,000 of gross proceeds ($142,158 net of issuance costs) from the Company’s December 2016 private placement. The Company received total gross cash proceeds from the private placement of $760,000.

During the year ended December 31, 2017, the Company issued 181,572 shares of common stock upon the exercise of stock options and received cash consideration totaling $46,596 upon payment of the exercise price for the options.

During the year ended December 31, 2017, the Company repurchased and retired 1,307 shares of common stock for cash consideration totaling $3,607.

During the year ended December 31, 2017, the Company issued 1,464,997 shares of common stock in exchange for services totaling $5,857,554, which includes the expense activity in our 2015 Agent Equity Program.

During the year ended December 31, 2017, the Company issued 1,000,594 shares of common stock in exchange for services totaling $10,961,631, which included the expense activity for Real Estate Agent Growth and Other Incentive Programs. This amount includes expenses for performance based awards of $7,177,854, for which performance conditions were met or considered probable during the year ended December 31, 2017.

2015 Agent Equity Program

The Company provides agents and brokers the opportunity to elect to receive 5% of commissions earned from each completed residential real estate transaction in the form of common stock. If agents and brokers elect to receive portions of their commissions in common stock, they are entitled to receive the equivalent number of shares of common stock, based on the fixed monetary value of the commission payable. The shares are issued at a 20% discount to market on the date of issuance. We recognize this 20% discount as an additional cost of sales charge during the periods presented.

All agents and brokers in good standing with the Company are eligible to participate in the Agent Equity Program. To be considered in good standing, agents and brokers must be current in their financial obligations, including all fees, to the Company. In addition, all required licenses, local, state and national dues and subscriptions which are required to conduct real estate business in their state must be current and in effect.

During the years ended December 31, 2018 and 2017, the Company issued 1,684,601 and 1,464,997 shares, respectively, of common stock to agents and brokers for total consideration of $21,253,677 and, $5,857,554 respectively for the settlement of commissions payable.

Real Estate Agent Growth Incentive Program

The Company administers an equity incentive program whereby agents and brokers become eligible to receive awards of the Company’s common stock through agent attraction and performance benchmarks. Agents who qualify are awarded common stock based on achievement of performance milestones.

Under this program, the Company awards common stock to our agents and brokers that become issuable upon the achievement of certain milestones for both the individual and the recruited agents.

The following table illustrates the Company’s stock activity for the Real Estate Agent Growth Incentive Program for the following periods:

		Weighted Average
	Shares	Fair Value
Balance, December 31, 2016	3,057,879	4.05
Granted	2,024,498	7.60
Issued	(1,457,538)	5.27
Forfeited	(565,774)	4.76
Balance, December 31, 2017	3,059,065	7.60
Granted	2,380,100	11.59
Issued	(889,769)	12.16
Forfeited	(676,519)	4.05
Balance, December 31, 2018	3,872,877	11.63

The fair value of stock awards is based on the closing price of our common stock on the applicable grant date. As of December 31, 2018, the Company had 1,909,023 unvested stock awards and 3,872,877 expected to vest, respectively, with unrecognized compensation costs totaling $22,773,241.

Stock Option Awards

During the year ended December 31, 2018, the Company granted 870,000 stock options with an estimated grant date fair value of $8,538,739. The assumptions used to estimate the grant date fair value of the awards issued for the year ended December 31, 2018 include: expected volatility based on historical stock prices ranging from 129.2% to 153.7%; an average expected term between 6.25 and 10 years; risk free rates based on U.S. Treasury instruments for the expected term of approximately 2.9%; and no dividend payments. The assumptions used to estimate the grant date fair value of the awards issued for the year ended December 31, 2017 include: expected volatility based on historical stock prices ranging from 142% to 155%; an average expected term between 6.25 and 10 years; risk free rates based on U.S. Treasury instruments for the expected term of approximately 2.2%; and no dividend payments.

In January 2017, the Company modified certain terms of previously outstanding option awards to purchase 500,000 shares of common stock, including accelerating portions of the award to vest prior to the original terms and the forfeiture of unvested options to purchase 275,000 shares of common stock. As a result of this modification, the Company recognized approximately $368,000 of additional stock option expense during the year ended December 31, 2017.

The following table illustrates the Company’s stock option activity for the following periods:

				Weighted
				Average
		Weighted		Remaining
		Average		Contractual Term
	Options	Exercise Price	Intrinsic Value	(Years)
Balance, December 31, 2016	10,747,558	$0.67	$3.56	7.75
Granted	2,848,231	3.76	—	6.15
Exercised	(181,572)	0.26	6.86	—
Forfeited	(2,540,925)	2.31	3.20	—
Balance, December 31, 2017	10,873,292	$1.50	$5.08	6.65
Granted	870,000	10.86	(3.78)	9.34
Exercised	(2,594,050)	0.78	11.90	—
Forfeited	(451,629)	3.03	9.59	—
Balance, December 31, 2018	8,697,613	$2.08	$5.00	6.07
Exercisable at December 31, 2018	6,620,042	0.92	6.16	5.29
Vested at December 31, 2018	6,823,772	$1.00	$6.08	5.37

For the years ended December 31, 2018 and 2017, the Company recognized total stock-based compensation of $19,053,478 and $10,961,631, respectively, associated with all equity and equity-linked awards.

As of December 31, 2018, the total unrecognized compensation cost associated with options was approximately $11,972,694.

10.     INCOME TAXES

The components of the provision for income tax expense are as follows:

	Year Ended December 31,
	2018	2017
Current:
Federal	$—	$—
State	77,494	86,787
Foreign	306	10,447
	77,800	97,234
Deferred
Federal	—	—
State	—	—
	—	—
Total provision (benefit) for income taxes	$77,800	$97,234

The Company is subject to United States federal and state income taxes at an approximate rate of 25.02%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended December 31,
	2018	2017
Statutory tax rate	21.00%	38.25%
State taxes	4.02%	(0.39)%
Permanent differences	(0.57)%	(0.31)%
Non-deductible share-based compensation	(10.46)%	(19.70)%
Foreign tax rate differential	(0.10)%	(0.05)%
Change in tax rate	—%	(6.33)%
Valuation allowance	(15.43)%	(11.90)%
Other net	1.19%	(0.01)%
Total	(0.35)%	(0.44)%

Deferred tax assets consist of the following at:

	Year Ended December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforward	$6,186,379	$2,445,965
Temporary differences	598,732	241,649
Share-based compensation	228,989	430,614
Total gross deferred tax assets	$7,014,100	$3,118,228
Deferred tax liabilities
Property and equipment	(439,388)	(17,835)
Valuation allowance	(6,574,712)	(3,100,394)
Net deferred tax assets	$—	$—

At December 31, 2018, the Company had federal net operating losses of approximately $24.7 million which could be subject to certain limitations under section 382 of the Internal Revenue Code.

The Company has provided a valuation allowance at December 31, 2018 and 2017 of $6,574,712 and $3,100,394, respectively, for its net deferred tax assets as it cannot conclude it is more likely than not all of the estimated net deferred tax assets will be realized. The valuation allowance increased by $3,474,318 and increased by $2,357,426 in 2018 and 2017, respectively.

As of December 31, 2018, and 2017, the Company did not have any unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception.

Our ability to utilize the domestic net operating losses (NOLs) and tax credit forwards may be limited due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code Section 382, as well as similar state provisions. An “ownership change,” as defined by the code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Any limitation may result in expiration of all or a portion of the NOL or tax credit carryforwards before utilization.

The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), which became law on December 22, 2017, reduced the U.S. Federal corporate tax rate from 35% to 21% for tax years beginning in 2018. The Company remeasured its net deferred tax assets and liabilities as a result of the 2017 Tax Act along with the corresponding valuation allowance resulting in no net expense or benefit. The Company applied the reduced federal tax rate in its tax provision for the year ended December 31, 2018.

11.     COMMITMENTS AND CONTINGENCIES

Operating leases

At December 31, 2018, the Company was obligated under non-cancelable operating leases for office space.

The following table illustrates the Company’s future obligations related to its non-cancellable operating leases:

Year Ending December 31,
2019	$451,710
2020	420,518
2021	237,142
2022	42,532
2023 and thereafter	4,134
Total	$1,156,036

Legal proceedings

From time to time, we are subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against us that could have a material adverse effect on our business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including our proprietary business information and intellectual property and that of our clients and personally identifiable information of our employees and contractors, cyber-attacks, data breaches and non-compliance with our contractual or other legal obligations.

There are no matters pending or, to our knowledge, threatened that we expect to have a material adverse impact on our business, reputation, results of operations or financial condition.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

12.     SEGMENT INFORMATION

The Company primarily operates within the real estate brokerage markets in the United States and Canada. In November 2018, the Company acquired substantially all of the assets of VirBELA, LLC which operates in software subscription and professional services for use of our virtual reality software platform. The Company’s management generally does not rely on historical geographical results in making operational decisions and has not used financial information derived from subscription and professional services due to the insignificance of the operating activities of VirBLEA, LLC. While management may consider the newly acquired technology to be a reportable segment from our real estate brokerage activities in the future, as of December 31, 2018, there is not information currently being used by the chief operating decision maker to assess performance and make operational decisions. The Company has likewise concluded that only one reporting unit exists for the purposes of its annual goodwill impairment analysis.

The Company’s management analyzes geographical locations on a forward-looking basis to identify growth opportunities. For the year ended December 31, 2018, approximately 1% of the Company’s total net revenue of $500,147,681 was generated in Canada. The Company did not possess material assets located outside of the United States as of December 31, 2018 and 2017.

13.     RELATED PARTY TRANSACTIONS

As of December 31, 2018, the Company did not have transactions with related and certain other parties.

In January 2017, and as part of her agreement to join the Company’s Board of Directors, Ms. Laurie Hawkes was granted an option to purchase a total of 350,000 shares of common stock from a significant stockholder at an exercise price of $4.22 per share. The Company estimated the grant date fair value of these options using a Black-Scholes model with the assumptions described in Note 9. The aggregate grant date fair value of this award was $1,333,501. During the year ended December 31, 2017, the Company recognized compensation cost totaling $254,522 associated with this award. The transaction was accounted for as a deemed contribution from the significant stockholder.

On August 7, 2017, Ms. Hawkes submitted to the Company her resignation as a member of the Board of Directors effective August 9, 2017. The options to purchase common stock from a significant stockholder were forfeited subsequent to her resignation.

14.     DEFINED CONTRIBUTION SAVINGS PLAN

During the year ended December 31, 2018, the Company established a defined contribution savings plan to provide eligible employees with a retirement benefit that permits eligible employees the opportunity to actively participate in the process of building a personal retirement fund. The Company sponsors the defined contribution savings plan.

15.     SUBSEQUENT EVENTS

On December 27, 2018, the Company introduced its Sustainable Equity Plan for real estate agents and brokers at eXp realty. In addition, the Company announced that its Board of Directors authorized a stock repurchase program to offset equity issuances for up to $25 million of company common stock which began subsequent to year end

In 2013, eXp Realty became a public company for the primary purpose of sharing equity with its agents. Shortly thereafter, the Company introduced the industry’s first Agent Equity Award program for agents and brokers who reach certain milestones. At the time, eXp Realty had approximately 400 agents and the plan defined equity incentives up to 16,000 agents. As we are quickly approaching 16,000 agents, the new Sustainable Equity Plan will pay agents a dollar value of shares rather than a stair-stepped number of shares for achieving certain goals.

The repurchase program will help offset equity issuances that the Company awards to its agents for meeting certain milestones in the Sustainable Equity Plan. Purchases under the repurchase program will company with Rule 10b‑18 under the Securities Exchange Act of 1934, as amended. The timing and number of shares repurchased will depend upon market conditions. The repurchase program does not require the company to acquire a specific number of shares. As the Company continues to grow its cash balance, the cost of the shares repurchased will be funded from available working capital. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of common stock.